EXHIBIT 10.51

PURCHASE AND SALE AGREEMENT

1.	IDENTIFICATION OF PARTIES.

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of December 5, 2012, by and between SP III 909 LAKE CAROLYN PARKWAY, L.P., a Delaware limited partnership (“Seller”), and KBS CAPITAL ADVISORS LLC, a Delaware limited liability company (“Purchaser”).

2.	DESCRIPTION OF THE PROPERTY.

Seller agrees to sell, assign and convey to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller’s right, title and interest in and to the following:

(a)        That certain real property known as The Tower on Lake Carolyn in Irving, Texas, more particularly described on Exhibit A attached hereto and incorporated herein by this reference (the “Land”), together with any improvements located thereon including, without limitation, all buildings, structures and facilities (the “Improvements”);

(b)        All of Seller’s interest as lessor in all leases covering the Land and Improvements identified on the Schedule of Leases attached hereto as Exhibit B (said leases, together with any and all amendments, modifications or supplements thereto and guaranties thereof, are hereinafter referred to collectively as the “Leases”), together with all leases of the Real Property hereafter entered into by Seller in accordance with the terms and conditions of this Agreement;

(c)        All rights, privileges, easements and appurtenances to the Land and the Improvements, if any, including, without limitation, all of Seller’s right, title and interest, if any, in and to all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances (including, without limitation, Seller’s interest as lessor under the Leases) are sometimes collectively hereinafter referred to as the “Real Property”);

(d)        All furniture, appliances, equipment, personal property and fixtures (if any) owned by Seller and located on the Real Property including, but not limited to, those items listed on Exhibit L attached hereto (the “Personal Property”); and

(e)        To the extent assignable without consent, all non-exclusive trademarks and trade names (if any) used or useful in connection with the Real Property, but only to the extent that the same are not trademarks or trade names of Seller or any of Seller’s affiliated companies (collectively, the “Trade Names”), together with Seller’s interest (if any) in and to those service contracts described on Exhibit J being specifically assigned to Purchaser and any guarantees, licenses, approvals, certificates, permits and warranties relating to the Property, and other intangible property relating to the Real Property, including, without limitation, the webnames pertaining to the Real Property (but expressly excluding all information contained on Seller’s website pertaining to the Real

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Property), all to the extent assignable (collectively, the “Intangible Property”). (The Real Property, the Leases, the Personal Property, the Trade Names and the Intangible Property are sometimes collectively hereinafter referred to as the “Property”).

The Property shall not include any right to the use of the expression “Five Star Service” or “5 Star Service” (or any derivation thereof, or any substantially similar term) to describe the services which Purchaser, as landlord under the Leases, provides or will provide to tenants. Purchaser acknowledges that Seller has informed Purchaser that: (a) Seller’s parent has created a program to describe the services which Seller and its affiliates provide to the tenants of properties owned by Seller and those affiliates, and has named such program “Five Star Service”; (b) Seller’s parent has expended significant sums of money to develop its Five Star Service program; and (c) Seller’s parent intended at all times that the expression Five Star Service be proprietary. Any unauthorized use of the expression Five Star Service to describe property related services for tenants of any property owned by Purchaser or any affiliate of Purchaser may cause damage to Seller or its affiliates. Accordingly, Purchaser covenants that it shall not use the term Five Star Service in connection with Purchaser’s ownership of the Property.

3.	THE PURCHASE PRICE.

The purchase price for the Property is Forty-Six Million Two Hundred Fifty Thousand Dollars ($46,250,000.00) (the “Purchase Price”) and shall be paid to Seller by Purchaser at the Closing (as that term is defined in Section 14 below) as follows:

(a)        Within three (3) business days after execution of this Agreement by all parties, Purchaser shall deposit in escrow with Lawyers Title Company, whose mailing address is 4100 Newport Place Drive, Suite 120, Newport Beach, California 92660, Attention: Joy Eaton; Telephone: (949) 724-3145, Facsimile: (949) 271-5762, in its capacity as escrow agent (“Escrow Agent”) an initial earnest money deposit in immediately available funds in the amount of Five Hundred Thousand Dollars ($500,000.00) (the “Initial Deposit”).

(b)        Within one (1) business day after the end of the Due Diligence Period (as defined in Section 5(a) below), if this Agreement continues in effect in accordance with its terms, Purchaser shall deposit in escrow with Escrow Agent an additional earnest money deposit in immediately available funds in the amount of One Million Dollars ($1,000,000.00) (the “Additional Deposit”). Until the Additional Deposit has been made, references in this Agreement to the “Deposit” shall mean the Initial Deposit. Once the Additional Deposit has been made, references in this Agreement to the “Deposit” shall mean the Initial Deposit and the Additional Deposit. All references to the Deposit shall include all interest accrued thereon.

(c)        The Deposit paid by Purchaser pursuant to the terms hereof shall be held by Escrow Agent in an interest bearing account insured by the federal government in an institution as directed by Purchaser and reasonably acceptable to Seller. If the purchase and sale of the Property is consummated as contemplated hereunder, the Deposit plus all interest accrued thereon shall be paid to Seller and credited against the Purchase Price. If

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the purchase and sale of the Property is not consummated because of the failure of any Purchaser’s Condition Precedent (as defined in Section 9 below) or any other reason except for a default under this Agreement on the part of Purchaser, the Deposit plus all interest accrued thereon shall be immediately refunded to Purchaser. If the purchase and sale of the Property is not consummated because of a default under this Agreement on the part of Purchaser, the Deposit plus all interest accrued thereon shall be paid to and retained by Seller pursuant to Section 17(b) below. Notwithstanding anything to the contrary in this Agreement, if this Agreement terminates or the Closing fails to occur, for any reason other than Purchaser’s default under this Agreement, the Deposit shall be promptly returned to Purchaser.

(d)        The balance of the Purchase Price over and above the amounts paid by or credited to Purchaser pursuant to Sections 3(a), (b) and (c) above shall be paid to Seller by wire transfer of immediately available funds at the Closing, plus or minus all prorations as provided herein.

(e)        Additionally, at the same time as the deposit of the Initial Deposit with the Escrow Holder, Purchaser shall deliver to Seller in cash the sum of One Hundred and No/100 Dollars ($100.00) (the “Independent Contract Consideration”) which amount has been bargained for and agreed to as consideration for Purchaser’s exclusive option to purchase the Real Property and the right to inspect the Real Property as provided herein, and for Seller’s execution and delivery of this Agreement. The Independent Contract Consideration is in addition to and independent of all other consideration provided in this Agreement, and is nonrefundable in all events and shall not be applied to the Purchase Price.

4.	TITLE.

(a)        Purchaser has received a commitment to issue an owner’s policy of title insurance pertaining to the Real Property (the “Commitment”) prepared by Commonwealth Land Title Insurance Company, whose mailing address is 888 South Figueroa Street, Suite 2100, Los Angeles, CA 90017, Attention: Bill Shebesta, Telephone: (213) 330-3049, Facsimile: (213) 330-3120 (the “Title Company”), together with copies of all documents relating to the title exceptions referred to in such Commitment.

(b)        Seller has delivered to Purchaser a copy of Seller’s existing survey of the Real Property. Purchaser shall obtain an updated survey of the Real Property (the “Survey”) as soon as possible after the execution of this Agreement, a copy of which shall be promptly delivered to Seller and Title Company. The Survey shall be at Purchaser’s sole cost and expense.

(c)        As soon as possible after the execution of this Agreement, Purchaser shall confer with the Title Company and attempt to resolve title matters which Purchaser might otherwise disapprove. If Purchaser is dissatisfied with the condition of title or any matter shown on the Survey, Purchaser shall have the right to terminate this Agreement by delivering written notice of such election to Seller on or before of 5:00 p.m. (Los

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Angeles, CA time) on December 17, 2012 (“Title Due Diligence Expiration Date”), in which case the Deposit, plus all interest accrued thereon, shall be immediately refunded to Purchaser. Any exception shown on the Title Commitment that Seller or the Title Company have not agreed to remove or insure over as of the Title Due Diligence Expiration Date shall be deemed approved by Purchaser and shall constitute a “Permitted Exception” hereunder. Notwithstanding the foregoing, Purchaser shall have the right to approve or disapprove, in its sole and absolute discretion, as Permitted Exceptions any title matters which are first disclosed in writing to Purchaser after the Title Due Diligence Expiration Date. Notwithstanding the foregoing, Purchaser and Seller agree that (i) all non-delinquent property taxes and assessments, (ii) the rights of the tenants under the Leases, as tenants only, without any option to purchase or acquire an interest in the Property, and (iii) all matters created by or on behalf of Purchaser, including, without limitation, any documents or instruments to be recorded as part of any financing for the acquisition of the Property by Purchaser, shall constitute “Permitted Exceptions.” Notwithstanding the foregoing, Seller shall remove any mortgages created or assumed by, through or under Seller. Seller shall execute at Closing an owner’s affidavit and any other documents, undertakings or agreements required by the Title Company to issue a standard form TLTA T-1 Owner’s Policy of Title Insurance issued by the Title Company as of the date and time of the recording of the Deed (as defined below), in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee simple title to the Real Property, and subject only to the Permitted Exceptions for the Real Property (the “Approved Title Policy”). Notwithstanding anything stated to the contrary herein, Permitted Exceptions shall not include any mechanic’s liens affecting the Property other than exceptions taken by the Title Company for mechanic’s liens that might be filed against the Property arising from work of improvements that remain unpaid and for which Buyer receives a credit concurrently with the Closing. Nothing contained in the preceding sentence is intended to obligate Seller to remove or insure over any mechanic’s liens unless Seller agrees in writing to do so.

(d)        Seller shall, at no cost, expense or liability to Seller, cooperate with Purchaser’s efforts to obtain an estoppel certificate in form and substance reasonably satisfactory to Purchaser, from the declarant, association, committee, agent and/or other person or entity having governing or approval rights under any declaration of covenants, conditions and restrictions or similar instrument governing or affecting the use, operation, maintenance, management or improvement of the Real Property.

5.	DUE DILIGENCE INSPECTIONS.

(a)        As used in this Agreement, the term “Due Diligence Period” shall mean the period from the date hereof until 5:00 p.m. Los Angeles, California time on December 17, 2012. During the Due Diligence Period and thereafter through Closing, and with reasonable advance notice to Seller, Purchaser, its agents and representatives shall be entitled to enter onto the Real Property during reasonable business hours (subject to the rights of tenants in possession) to perform inspections and tests of the Property and the structural and mechanical systems within any Improvements and interview tenants with Seller having the right to be present during any such tenant interviews; provided, however, that in no event shall (i) such inspections or tests unreasonably disrupt or

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disturb the on-going operation of the Property or the rights of the tenants at the Property, or (ii) Purchaser or its agents or representatives drill or bore on or through the surface of the Property or perform any invasive testing without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion. After making such tests and inspections, Purchaser agrees to promptly restore the Property to its condition prior to such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement). Prior to Purchaser entering the Property to conduct the inspections and tests described above, Purchaser shall obtain and maintain, and shall cause each of its contractors and agents to maintain, at Purchaser’s sole cost and expense, general liability insurance, in the amount of One Million Dollars ($1,000,000) combined single limit for personal injury and property damage per occurrence, such policies to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with any entering the Property. If Purchaser terminates this Agreement (other than as a result of a default by Seller), then, upon request from Seller, Purchaser agrees to promptly deliver to Seller copies of all final third-party reports, studies and results of physical tests and investigations obtained or conducted on behalf of Purchaser with respect to the Property provided that all such reports shall be provided without any representations and warranties on the part of Purchaser of any kind regarding the accuracy or thoroughness of the information contained in the materials delivered to Seller and subject to the confidentiality provisions contained therein. Purchaser’s obligation to restore the Property and Purchaser’s delivery obligation under the preceding sentence shall survive any termination of this Agreement.

(b)        Purchaser agrees to keep the Property free from all liens and agrees to indemnify, defend, and hold harmless Seller, and Seller’s officers, directors, shareholders, beneficiaries, members, partners, agents, employees and attorneys, and their respective successors and assigns, from and against all claims, actions, losses, liabilities, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred, suffered by, or claimed against Seller by reason of any damage to the Property or injury to persons caused by Purchaser and/or its agents, employees or contractors in connection with entering the Property; provided, however, that the indemnity set forth in this Section 5(b) shall not apply (i) to pre-existing conditions at the Property (except to the extent that Purchaser and/or its agents, representatives, employees or contractors exacerbate such pre-existing condition, in which case the indemnity set forth in this Section 5(b) shall apply to the extent of such exacerbation), or (ii) to any loss arising from Seller’s own negligence or willful misconduct. This indemnity shall survive the Closing or any termination of this Agreement.

(c)        Purchaser acknowledges receipt of the documents made available as of the date of this Agreement on the secure diligence website established by Eastdil Secured for the transaction, subject to the confidentiality provisions of this Agreement. The originals (and where originals are not available, copies) of all such documents shall become the property of Purchaser upon Closing. Upon Closing, Seller may retain copies of such documents which Seller may make at Seller’s sole cost and expense. Purchaser acknowledges and agrees that, except as expressly set forth herein, Seller makes no representations or warranties of any kind regarding the accuracy or thoroughness of the

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information contained in the materials delivered to Purchaser. Purchaser has informed Seller that Purchaser is required by law to complete with respect to certain matters relating to the Property an audit commonly known as a “3-14” Audit (“Purchaser’s 3-14 Audit”). In connection with the performance of Purchaser’s 3-14 Audit, Seller shall during the Due Diligence Period deliver to Purchaser, in addition to the documents listed on Exhibit C, (i) the documents which are described on Exhibit M attached hereto, to the extent in existence and in Seller’s possession (collectively, “Purchaser’s 3-14 Audit Documents”) and (ii) provide to Purchaser in written form, answers to such questions relating to the Property which are set forth in Exhibit M, to the extent such information is in existence and in Seller’s possession. Additionally, Seller covenants to cooperate with Purchaser and to make available to Purchaser (at no cost or expense to Seller) all information needed to evaluate and answer questions for the completion of Purchaser’s 3-14 Audit. Seller shall have no liability to Purchaser or Purchaser’s auditors in connection with Purchaser’s 3-14 Audit and/or Purchaser’s 3-14 Audit Documents.

(d)        During the Due Diligence Period and thereafter through Closing, and with reasonable advance notice to Seller, Purchaser, its agents and representatives shall be entitled to inspect, during Seller’s regular business hours, any other material documents relating to the Property (if any) in Seller’s possession (provided, however, that, Seller makes no representations or warranties of any kind regarding the accuracy or thoroughness of the information contained in such documents), excluding, however, any attorney client privileged information, Seller’s internal appraisals and economic evaluations of the Property and reports regarding the Property prepared by Seller solely for internal use or for the information of the investors in Seller.

(e)        Purchaser may at any time during the Due Diligence Period terminate this Agreement in its sole and absolute discretion, by sending to Seller and Escrow Agent written notice indicating Purchaser’s election to so terminate the Agreement. If Purchaser terminates this Agreement during the Due Diligence Period, the Deposit, plus all interest accrued thereon, shall be immediately refunded to Purchaser. Purchaser’s failure to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the provisions of this Section 5 shall be deemed Purchaser’s election to proceed with the transaction contemplated pursuant to this Agreement and the only remaining contingencies to Purchaser’s obligation to consummate the transaction contemplated herein shall be Purchaser’s Conditions Precedent as set forth in Section 9(a) below. “Disclosure Materials” means all matters of record against the Property disclosed by the Commitment, the documents listed on Exhibit C (to the extent delivered to Purchaser prior to the expiration of the Due Diligence Period), any disclosures in writing by or on behalf of Seller delivered to Purchaser prior to the expiration of the Due Diligence Period and all other matters actually known by Purchaser prior to the expiration of the Due Diligence Period).

(f)        As a material inducement to the execution and delivery of this Agreement by Seller, except for claims against Seller based (i) upon a breach of any representation or warranty made by Seller in Sections 6 and 18 of this Agreement or any instrument executed by Seller and delivered by Seller to Purchaser at Closing, or (ii) upon any obligations or liabilities of Seller expressly provided in this Agreement or any instrument

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executed by Seller and delivered by Seller to Purchaser at Closing, or (iii) Sellers’ fraud, Purchaser for itself and its successors and assigns and anyone claiming by, through or under Purchaser hereby fully and irrevocably releases Seller and Seller’s officers, directors, shareholders, beneficiaries, members, partners, agents, employees and attorneys, and their respective successors and assigns, from any and all claims (collectively, “Released Claims”) that it may now have or hereafter acquire against Seller and Seller’s officers, directors, shareholders, beneficiaries, members, partners, agents, employees and attorneys, and their respective successors and assigns, for any action, cause of action, claim, cost, damage, demand, expense (including, without limitation, attorneys’ fees and expenses), fine, judgment, liability, lien, loss, or penalty, whether foreseen or unforeseen, direct or indirect, past, present or future arising from or related to the physical condition of the Property including, without limitation, any construction defects, errors or omissions on or in the Property, compliance with any laws, the presence, discovery or removal of environmentally hazardous, toxic or dangerous substances, or any other conditions (whether patent, latent or otherwise) affecting the Property, or any law or regulation applicable thereto, including, without limitation, (i) any and all rights Purchaser may now or hereafter have to seek contribution from Seller under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C.A. § 9613), as the same may be further amended or replaced by any similar law, rule or regulation, (ii) any and all claims, whether known or unknown, now or hereafter existing, with respect to the Property under Section 107 of CERCLA (42 U.S.C.A. § 9607), and (iii) any and all claims, whether known or unknown, based on nuisance, trespass or any other common law or statutory provisions. Purchaser further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including, but not limited to, those relating to unknown and suspected claims, damages and causes of action.

The foregoing waivers and releases by Purchaser shall survive the Closing and the recordation of the Deed and shall not be deemed merged into the Deed upon its recordation.

6.	REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Purchaser that the following matters are true and correct as of the execution of this Agreement and as of the Closing:

(a)        Seller is a limited partnership, duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property and to consummate or cause to be consummated the transaction contemplated by this Agreement. The person signing this Agreement on behalf of Seller is authorized to do so.

(b)        This Agreement is, and all the documents executed by Seller which are to be delivered to Purchaser at the Closing will be, duly authorized, executed, and delivered by Seller, and is and will be legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except to the extent that such

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enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), and does not and will not violate any provisions of any agreement to which Seller is a party or to which it is subject.

(c)         To Seller’s actual knowledge, except as set forth in the Disclosure Materials and for the action brought by Seller against HD Vest (a former tenant of the Property) for defaulting under its lease for space at the Property, there are no pending legal proceedings or administrative actions of any kind or character adversely affecting the Property or Seller’s interest therein as of the date of this Agreement.

(d)         To Seller’s actual knowledge, except as set forth in the Disclosure Materials, Seller has received no written notice from any city, county, state or other government authority of any violation of any statute, ordinance, regulation, or administrative or judicial order or holding with respect to the Property, which violation has not been corrected as of the date of this Agreement.

(e)         Attached hereto as Exhibit B is a true and complete list of all Leases as of the date of this Agreement. Except as set forth in the Disclosure Materials, Seller has not received or given any written notice of a material default under any Lease that remains uncured as of the date of this Agreement.

(f)          Except for the service contracts listed on Exhibit J, there are no other service contracts which Seller is a party to and which would be binding on the Property or Purchaser after Closing. Seller has not entered into nor is Seller a party to any other contracts relating to the Property that will be binding on Purchaser or the Property after Closing, except for the Leases, Permitted Exceptions and the service contracts listed on Exhibit J.

(g)         Seller is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.

(h)         Seller has not received written notice of any contemplated condemnation, eminent domain, or similar proceedings, for the Property.

(i)          All leasing commissions due in connection with the current term of all of the Leases have been paid other than commissions set forth on Exhibit N which shall be paid by Seller prior to Closing or credited to Purchaser as more specifically provided for in Section 13(a)(v).

As used in this Agreement, the phrase “to Seller’s actual knowledge” or words of similar import shall mean the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry, of Mark Zikakis (and Seller represents that Mark Zikakis is the individual at CBRE Global Investors, LLC, with primary responsibility for overseeing the management and operation and of the Property). The express representations and warranties

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made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing. The representations and warranties of Seller set forth in this Agreement shall survive the Closing for a period of six (6) months (the “Survival Period”), and Seller and Purchaser acknowledge and agree that the Survival Period is reasonable and in compliance with the “reasonable” standard required and set forth in Section 16.071(a) of the Texas Civil Practice and Remedies Code, as amended (the “Notice Statute”). The term “survive” as used in the preceding sentence, and using a portion of the language of the Notice Statute, shall mean that Purchaser may give written notice, at any time and from time to time after the Closing, of any claim or claims for damages as a condition precedent to its right to sue Seller for any breach of its representations and warranties and such claims and right shall not merge into the Deed (as hereinafter defined) or any documents executed by Seller pursuant hereto or in connection herewith, but such claims and right shall continue after the Closing throughout the Survival Period. Following the Closing, Purchaser’s sole and exclusive remedy for any breach of Seller’s representations and warranties shall be an action at law for actual damages as a consequence thereof, provided that, notwithstanding anything to the contrary included in this Agreement, Seller shall not be liable for any consequential, punitive or exemplary damages of any nature whatsoever, and further provided that any such claim or action at law for actual damages brought after the Closing based upon a misrepresentation or a breach of a representation or warranty under this Agreement, or included in any documents executed by Seller pursuant hereto or in connection herewith, shall be actionable or enforceable if and only if written notice of such claim is delivered by Purchaser to Seller prior to the expiration of the Survival Period. Additionally, no such claim or action at law may be filed more than two (2) years after the Closing Date, Purchaser waiving the right to file any such claim or action at law at any later date. Seller shall have no liability with respect to any of the foregoing representations and warranties if, prior to the Closing, Purchaser has actual knowledge (and not constructive or imputed) of any information (from whatever source, including, without limitation, the Disclosure Materials or as disclosed in any tenant estoppel certificates) that contradicts any of the foregoing representations and warranties, or renders any of the foregoing representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

7.          REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.

Purchaser represents and warrants to Seller that the following matters are true and correct as of the execution of this Agreement and as of the Closing:

(a)        Purchaser is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware.

(b)        This Agreement is, and all the documents executed by Purchaser which are to be delivered to Seller at the Closing will be, duly authorized, executed, and delivered by Purchaser, and is and will be legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), and does not and will not violate any provisions of any agreement to which

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Purchaser is a party or to which it is subject, which violation would have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement.

(c)        Purchaser is not and, throughout the period in which transactions under this Agreement are occurring, will not be (i) an “employee benefit plan” as defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, (ii) a “plan” as defined in and subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended, or (iii) an entity deemed to hold “plan assets” of any of the foregoing within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

(d)        That (i) prior to the Closing, Purchaser will have had the opportunity to investigate all physical and economic aspects of the Property and to make all inspections and investigations of the Property which Purchaser deems necessary or desirable to protect its interests in acquiring the Property, including, without limitation, review of the Leases (and the rights of the tenants thereunder), building permits, certificates of occupancy, environmental audits and assessments, toxic reports, surveys, investigation of land use and development rights, development restrictions and conditions that are or may be imposed by governmental agencies, agreements with associations affecting or concerning the Property, the condition of title, soils and geological reports, engineering and structural tests, insurance contracts, contracts for work in progress, marketing studies, cost-to-complete studies, governmental agreements and approvals, architectural plans and site plans, and (ii) except as otherwise expressly set forth in this Agreement or in any document executed by Seller and delivered by Seller to Purchaser at Closing, neither Seller, nor anyone acting for or on behalf of Seller, has made any representation, warranty, promise or statement, express or implied, to Purchaser, or to anyone acting for or on behalf of Purchaser, concerning the Property or the condition, use or development thereof. Purchaser further represents and warrants that, in entering into this Agreement, Purchaser has not relied on any representation, warranty, promise or statement, express or implied, of Seller, or anyone acting for or on behalf of Seller, other than as expressly set forth in this Agreement or in any document executed by Seller and delivered by Seller to Purchaser at Closing, and that all matters concerning the Property have been or shall be independently verified by Purchaser prior to the Closing, and that, except as otherwise expressly set forth in this Agreement or in any document executed by Seller and delivered by Seller to Purchaser at Closing, Purchaser shall purchase the Property on Purchaser’s own prior investigation and examination of the Property (or Purchaser’s election not to do so); AND THAT, AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY SELLER, PURCHASER IS PURCHASING THE PROPERTY IN AN “AS IS” PHYSICAL CONDITION AND IN AN “AS IS” STATE OF REPAIR, WITH ALL FAULTS, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT EXECUTED BY SELLER AND DELIVERED BY SELLER TO PURCHASER AT CLOSING. Except as may be set forth in this Agreement or in any document delivered by Seller to Purchaser at Closing, Purchaser waives, and Seller disclaims, all warranties of any type or kind whatsoever with respect to the Property, whether express or implied, including, by way of description but not limitation, those of fitness for a particular purpose and use. Notwithstanding anything to

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the contrary herein, Purchaser and Seller acknowledge that any written disclosures made by Seller prior to the Closing shall constitute notice to Purchaser of the matter disclosed, and Seller shall have no further liability thereafter if Purchaser thereafter consummates the transaction contemplated hereby. If the subject matter of such disclosure constitutes a default by Seller under this Agreement, Purchaser shall have the rights and remedies provided for in this Agreement for defaults by Seller prior to Closing. The provisions of this Section 7(d) shall survive the Closing.

(e)        Purchaser is not a person or entity described by Section 1 of the Executive Order (No. 13,224) Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49,079 (September 24, 2001), and does not engage in any dealings or transactions, and is not otherwise associated, with any such persons or entities.

8.	CONFIDENTIALITY.

Purchaser agrees that it shall keep confidential the non-public information contained in the Disclosure Materials and all other information obtained by Purchaser with respect to the Property and shall not disclose such information to any third parties, except that Purchaser shall have the right to provide such information to its lenders, consultants, attorneys and prospective investors in connection with Purchaser’s acquisition of the Property (provided that Purchaser shall instruct the aforesaid parties to maintain the confidentiality of such information). If the transaction contemplated by this Agreement is not consummated for any reason, Purchaser promptly shall return to Seller, and instruct its representatives, consultants, attorneys, and prospective investors to return to Seller, all copies and originals of the Disclosure Materials previously provided for inspection by Seller to Purchaser. Notwithstanding the foregoing and anything to the contrary in this Agreement, nothing contained herein shall impair Purchaser’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any S 11 filing) with governmental agencies (including the SEC) by any REIT holding an interest (direct or indirect), or considering holding an interest, in any permitted assignee of Purchaser, (c) to any broker/dealers in the REIT’s or Purchaser’s broker/dealer network and any of the REIT’s or Purchaser’s investors, or (d) to the extent required by law or any judicial proceeding. The provisions of this Section 8 shall survive any termination of this Agreement. This Section 8 shall cease to apply to Purchaser upon the Closing of the purchase and sale contemplated by this Agreement.

9.	CONDITIONS PRECEDENT TO CLOSING.

(a)        The following shall be conditions precedent to Purchaser’s obligation to consummate the purchase and sale transaction contemplated herein (the “Purchaser’s Conditions Precedent”):

(i)        Purchaser shall not have terminated this Agreement in accordance with Section 4, Section 5, Section 16(a), Section 16(b), Section 17 or any other

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applicable section of this Agreement within the time periods described in said sections.

(ii)         Title Company shall be irrevocably committed to issue, at the Closing, the Approved Title Policy.

(iii)        Purchaser shall have received, no less than three (3) business days prior to the Closing, executed estoppel certificates in the form of the Approved Estoppels (as defined below) (with no changes other than de minimis changes reasonably approved by Purchaser) and not disclosing the existence of any default under the Leases referenced therein, from tenants occupying at least eighty percent (80%) of the leasable space in the Improvements which is leased as of the date of this Agreement and specifically including all of the Major Tenants (as defined below). Each executed estoppel certificate delivered to Purchaser shall be deemed to be satisfactory to Purchaser unless Purchaser provides Seller with written notice within three (3) business days of Purchaser’s receipt of such estoppel certificate of its disapproval of such estoppel certificate and the basis of such disapproval. A “Major Tenant” means each of the following tenants at the Property: Usability, PDI, Trilogy and Matheson. Seller’s failure to obtain said estoppel certificates shall not be a default by Seller under this Agreement. Seller shall prepare, or cause to be prepared, and deliver, on or before December 6, 2012, to Purchaser for review and approval the estoppel certificates Seller intends to deliver to the tenants, which shall be based on the form of estoppel certificate in the form attached hereto as Exhibit D. If Purchaser fails to notify Seller of its approval of, or any changes to, the estoppel certificates it receives from Seller for approval within three (3) business days following Purchaser’s receipt of the same, Seller may forward such estoppel certificates to all the tenants of the Property without Purchaser’s prior approval. Seller shall, not later than promptly after the expiration of the Due Diligence Period, remit, or cause to be remitted, the estoppel certificates to all the tenants of the Property for signature with any corrections provided by Purchaser. Estoppel certificates prepared by Seller and approved (or deemed approved) by Purchaser as provided above are referred to, collectively, as “Approved Estoppels”. Notwithstanding the foregoing, in the event the condition described in this Section 9(a)(iii) shall not have been satisfied, either Seller or Purchaser may elect by notice to the other to extend the Closing for a period not to exceed thirty (30) days in order to satisfy such condition.

(iv)        There shall be no material breach of any of Seller’s representations, warranties or covenants set forth in Section 6, Section 10 and Section 18, as of the Closing.

(v)         Seller shall have delivered to the Escrow Agent the items described in Section 11.

(vi)        Seller shall have duly performed all material covenants and agreements to be performed by Seller under this Agreement.

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(vii)      Purchaser has received the contractor certificates to which it is entitled under Section 10(d) herein.

The conditions set forth in this Section 9(a) are solely for the benefit of Purchaser and may be waived only by Purchaser. Purchaser shall, at all times prior to the termination of this Agreement, have the right to waive any of these conditions.

(b)        The following shall be conditions precedent to Seller’s obligation to consummate the purchase and sale transaction contemplated herein (the “Seller’s Conditions Precedent”):

(i)         Purchaser shall not have terminated this Agreement in accordance with Section 4, Section 5, Section 16(a) or Section 16(b) of this Agreement within the time periods described in said Sections.

(ii)        Purchaser shall have delivered to Escrow Agent, prior to the Closing, for disbursement as directed hereunder, all cash or other immediately available funds due from Purchaser in accordance with this Agreement.

(iii)       There shall be no material breach of any of Purchaser’s representations, warranties or covenants set forth in Section 5 and Section 7, as of the Closing.

(iv)       Purchaser shall have delivered to Escrow Agent the items described in Section 12.

(v)        Purchaser shall have duly performed all material covenants and agreements to be performed by Purchaser under this Agreement.

The conditions set forth in this Section 9(b) are solely for the benefit of Seller and may be waived only by Seller. Seller shall, at all times prior to the termination of this Agreement, have the right to waive any of these conditions.

(c)        Except in those instances where this Agreement automatically terminates pursuant to its terms, if any condition is not satisfied or waived within the time period and in the manner set forth in this Agreement, then the party for whose benefit the condition exists (as provided in this Section 9) may terminate this Agreement by delivering written notice to the other party and to Escrow Agent after the end of the applicable time period but prior to the Closing and, in the event a terminated pursuant to this Section 9, neither party shall have any further rights or obligations hereunder (except as may be expressly provided to the contrary elsewhere in this Agreement), and any money (including, without limitation, the Deposit and all interest accrued thereon) or documents in escrow shall be returned to the party depositing the same.

10.	COVENANTS OF SELLER.

Seller covenants with Purchaser, as follows:

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(a)        After the date hereof and prior to the expiration of the Due Diligence Period, Seller shall not enter into any new leases, or amend, modify or extend any existing Leases, in any case without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed). After the expiration of the Due Diligence Period and prior to the Closing Date, Seller shall not enter into any new leases, or amend, modify or extend any existing Leases, in any case without the prior written consent of Purchaser (which may be withheld in Purchaser’s sole and absolute discretion). Prior to the expiration of the Due Diligence Period, if Purchaser fails to respond within three (3) business days after Seller’s request for consent to a new Lease or amendment, modification or extension of any existing Lease, Purchaser shall be deemed to have consented to the same. After the expiration of the Due Diligence Period, if Purchaser fails to respond within three (3) business days after Seller’s request for consent to a new lease or amendment, modification or extension of any existing Lease, Purchaser shall be deemed to have disapproved the same. If Purchaser consents (or is deemed to consent) to any such new lease, or to the amendment, modification or extension of any existing Lease and the transaction contemplated by this Agreement is consummated, Purchaser shall be solely responsible for the payment of all leasing commissions in connection therewith and any tenant improvement costs or allowance, move-in allowance and any other payment to the tenant thereunder (whether coming due prior to the Closing (if the transaction contemplated by this Agreement closes, in which case any such amount shall be payable to Seller at the Closing to the extent paid by Seller), or coming due after the Closing) to the extent the amount of such costs, payments and commissions were contained in the information relating to such new lease or modification of any existing Lease delivered to and approved by Purchaser.

(b)        Until the Closing, Seller shall keep the Property insured against fire, vandalism and other loss, damage and destruction to the extent and in the amounts maintained on the date of this Agreement, provided, however, that Seller’s insurance policies shall not be assigned to Purchaser at the Closing, and Purchaser shall be obligated to obtain its own insurance coverage from and after the Closing.

(c)        Until the Closing, Seller shall operate and maintain the Property in the manner being operated and maintained on the date of this Agreement.

(d)        Seller shall give a written notice of termination for any of the service contracts required to be terminated by Purchaser by written notice given to Seller no later than the expiration of the Due Diligence Period which are terminable without cost or penalty to Seller, it being understood that Purchaser shall be responsible to assume all such service contracts described on Exhibit J which are not terminable by Seller without cost or penalty. Seller further agrees that, after the date of this Agreement, Seller shall not enter into any new service contracts or extend, renew or materially modify any existing service contracts except those that are terminable by Seller at will without penalty or cost effective as of Closing. Notwithstanding anything to the contrary contained herein, Purchaser shall be required to assume:

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(i)        the electricity contract with Gexa Energy, the contract with Captivate and the copier agreement with Novacopy, all of which are listed on Exhibit J attached hereto;

(ii)       each contract with Metroplex General Contractors for the construction of tenant improvements required under the Leases with NFI Road Rail, DW Energy, Direct Packet One Vision and THEO Group, all as more particularly described on Exhibit O; provided, however, that Purchaser shall only be required to assume each such contract if the work required to be completed under such contract has not been completed as of Closing. For each such contract which Purchaser is required to assume, Seller shall, prior to Closing, provide Purchaser with a certificate in the form of Exhibit P attached hereto from such contractor with respect to each such contract;

(iii)       the contract with Fujitec America, Inc. for elevator modernization, as more particularly described on Exhibit O. Seller shall, prior to Closing, provide Purchaser with a certificate in the form of Exhibit P attached hereto from such contractor with respect to such contract;

(iv)       the contract with Associated Time & Parking Controls for parking control equipment, as more particularly described on Exhibit O;. Seller shall, prior to Closing, provide Purchaser with a certificate in the form of Exhibit P attached hereto from such contractor with respect to such contract; and

(v)        the contract with Metroplex General Contractors for corridor/RR upgrades on floor 18 and corridor upgrades on floor 9, as more particularly described on Exhibit O. Seller shall, prior to Closing, provide Purchaser with a certificate in the form of Exhibit P attached hereto from such contractor with respect to such contract.

Seller shall credit Purchaser at Closing for any unfunded amounts under all of the contracts described in clauses (i), (ii), (iii) and (iv) above as more specifically provided for in Section 13(a)(vii) and in the amounts correctly reflected in the contractor’s certificates required to be delivered to Purchaser as provided above.

Seller shall terminate any management and leasing agreements for the Property at Closing.

(e)        During the pendency of this Agreement, Seller shall not alienate, lien, encumber or otherwise transfer all or any interest in the Property (other than to Purchaser at the Closing).

(f)        During the pendency of this Agreement, Seller shall not market, solicit, negotiate, or enter into any agreement with any party other than Purchaser for the sale or transfer of any interest in the Property.

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(g)        Promptly following Closing, Seller shall shut down any websites pertaining to the Real Property. The provisions of this Section 10(g) shall survive Closing.

(h)        After the expiration of the Due Diligence Period, Seller shall, upon request from Purchaser, deliver subordination, non-disturbance and attornment agreements (each, a “SNDA”) prepared by Purchaser to the Major Tenants and request that they execute the same in connection with the potential sale of the Property; provided, however, that in no event shall Seller be required to deliver an SNDA to any Major Tenant unless such Major Tenant has returned (and Purchaser has approved or been deemed to approve) its applicable Approved Estoppel. In no event shall Purchaser’s receipt of any SNDA(s) be a condition precedent to any of Purchaser’s obligations under this Agreement.

11.	SELLER’S CLOSING DELIVERIES.

At least one (1) business day prior to the Closing, Seller shall deliver or cause to be delivered to Escrow Agent the following:

(a)        A deed executed by Seller, in the form of Exhibit E (the “Deed”).

(b)        A Bill of Sale executed by Seller, in the form of Exhibit F attached hereto (the “Bill of Sale”).

(c)        A certification from the Seller as required by the Foreign Investors Real Property Tax Act, as amended, that Seller is not a “foreign person” (the “Certificate of Non-Foreign Status”).

(d)        A customary affidavit sufficient for the Title Company to issue the Approved Title Policy, and to delete any exceptions for parties in possession (other than tenants under the Leases) and mechanics’s or materialmen’s therefrom (the “Title Affidavit”).

(e)        A General Assignment executed by Seller, in the form of Exhibit H attached hereto assigning to Purchaser all of Seller’s interest under the service contracts to be assigned to Purchaser at Closing (the “General Assignment”).

(f)        An Assignment of Leases executed by Seller, in the form of Exhibit I attached hereto, assigning to Purchaser all of Seller’s interest under the Leases to be assigned to Purchaser at Closing (the “Assignment of Leases”).

(g)        A closing statement reflecting the Purchase Price and all adjustments, prorations, credits, costs and expenses set forth herein (the “Closing Statement”) approved by Seller.

(h)        A notice (the “Tenant Notice”) in the form attached hereto as Exhibit K, executed by Seller which Purchaser shall send to each tenant under each of the Leases promptly after the Closing.

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(i)        Any other funds, documents, instruments or agreements (signed by Seller and acknowledged, if appropriate) reasonably necessary to effectuate the transaction contemplated by this Agreement.

(j)        A certificate executed by Seller certifying to Purchaser that Seller has no actual knowledge of any breach by Seller of any of the representations and warranties made by Seller in this Agreement or, if applicable, disclosing any such breach.

12.	PURCHASER’S CLOSING DELIVERIES.

At least one (1) business day prior to the Closing (unless a different day is specified below), Purchaser shall deliver to Escrow Agent:

(a)        By 11:00 A.M. Pacific Time on the day of the Closing, the balance of the Purchase Price, together with such other sums as Escrow Agent shall require to pay Purchaser’s share of the Closing costs, prorations, reimbursements and adjustments as set forth in Sections 13 and 15 herein, in immediately available funds.

(b)        An executed counterpart of the General Assignment and the Assignment of Leases, whereby Purchaser shall assume the obligations relating to the matters set forth in such documents.

(c)        The Closing Statement approved by Purchaser.

(d)        Any other funds, documents, instruments or agreements (signed by Purchaser and acknowledged, if appropriate) reasonably necessary to effectuate the transaction contemplated by this Agreement.

13.	PRORATIONS AND ADJUSTMENTS.

(a)        The following shall be prorated and adjusted between Seller and Purchaser as of the day of the Closing based on the periods to which they relate and are applicable (regardless of when payable), except as otherwise specified:

 (i)         Non-delinquent general real estate, personal property and ad valorem taxes and assessments, and any improvement or other bonds encumbering the Property, for the current tax year for the Property.

 (ii)        Non-delinquent utility charges, if any, and such other items that are customarily prorated in transactions of this nature shall be ratably prorated.

 (iii)       Rent and other charges under the Leases shall be prorated. Rents and other charges under the Leases which are unpaid or delinquent as of the Closing shall not be prorated, and rents and other amounts received by Purchaser after the Closing from a tenant owing such delinquent rent or other charges shall be applied (A) first, to rents due from such tenant for the month in which such payment is received by Purchaser; (B) second, to rents attributable to any period after the Closing which are past due on the date of receipt; and (C) finally, to rents

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and other charges delinquent as of the Closing (and Purchaser promptly shall remit such amounts to Seller). Purchaser agrees that it shall use commercially reasonable efforts to collect any such delinquent rents by continuing to bill tenants for any delinquent rents (provided, however, that Purchaser shall have no obligation to terminate the Lease or to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent rents).

(iv)        The amount of all unapplied security deposits under the Leases shall be credited to Purchaser; provided, however, that if any tenant security deposit is in the form of a letter of credit, there shall be no credit against the Purchase Price with respect to any such tenant security deposit. At Closing, Seller shall deliver an original of each letter of credit serving as a tenant security deposit to Purchaser through escrow along with the documents executed by Seller that are required to be executed by Seller to transfer such letter of credit to Purchaser. Following Closing, Purchaser shall, at Purchaser’s cost and expense, deliver the same, along with any required fees paid by Purchaser, to the issuing bank so that the same can be processed and transferred to Purchaser.

(v)         Seller is responsible for the tenant improvement costs and/or tenant improvement allowances (including space planning and architectural costs) and leasing commissions due in connection with the current term of all of the Leases entered into on or before November 29, 2012, and those remaining to be paid are identified on Exhibit N attached hereto, and to the extent that any of the same have not been paid as of the Closing, Seller shall provide Purchaser a credit at Closing and Purchaser shall, to the extent of such credit, be responsible for the same after the Closing. Purchaser shall be responsible for all leasing commissions and tenant improvement costs due in connection with any extensions, renewals or expansions by any tenants after the date of this Agreement to the extent the amount of such commissions and costs were disclosed to Purchaser in writing prior to expiration of the Due Diligence Period.

(vi)        Purchaser shall be entitled to a credit at Closing for any remaining abated rent after Closing reflected on Exhibit G attached hereto.

(vii)       Purchaser shall be credited at Closing for the amount of all amounts which are unsatisfied amounts under all capital contracts and contracts pertaining to works of improvement entered into by Seller prior to the date of this Agreement with respect to the Property including, without limitation, the costs identified on Exhibit O attached hereto. Seller shall remain responsible for satisfying any of such costs which were not credited (but were supposed to be credited) to Purchaser at Closing.

(b)      For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Property, and, therefore, entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days

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in the month and a three hundred sixty-five (365) day year. Seller shall prepare a schedule of prorations and deliver it to Purchaser not less than two (2) business days prior to Closing.

(c)        The amount of such prorations shall be initially performed by Seller and Purchaser at Closing but shall be subject to adjustment in cash after the Closing outside of escrow as and when complete and accurate information becomes available, if such information is not available at the Closing. Seller and Purchaser agree to cooperate and use their best efforts to make such adjustments no later than six (6) months after the Closing (except with respect to property taxes, which shall be adjusted within ninety (90) days after the tax bills for the applicable period are received). Without limiting the generality of the foregoing, Seller and Purchaser agree that:

(i)        with respect to any year-end reconciliations of reimbursable expenses under the Leases, Seller and Purchaser shall cooperate to complete such reconciliations as soon as possible after the Closing but in no event later than May 31, 2013, with Seller responsible for amounts owing to tenants under the Leases, and entitled to amounts payable by tenants under the Leases (as the case may be), with respect to periods prior to the Closing, and with Purchaser responsible for amounts owing to tenants under the Leases, and entitled to amounts payable by tenants under the Leases (as the case may be), with respect to periods from and after the Closing (and, with respect to any such amounts payable to Seller, Purchaser agrees that it shall use commercially reasonable efforts to collect such amounts by billing tenants for such amounts; provided, however, that Purchaser shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing any such amounts);

(ii)        with respect to any property tax appeals or reassessments filed by Seller for tax years prior to 2012, Seller shall be entitled to the full amount of any refund or rebate resulting therefrom (subject to any requirement under the Leases to pay to the tenants thereunder a share of any such refund or rebate, which shall be Seller’s sole obligation). Purchaser acknowledges having been advised by Seller that Seller is currently appealing property taxes for 2012. If Seller does not diligently pursue such appeal to completion following Closing, Seller shall assign its right to continue such tax appeal to Purchaser, and Purchaser shall have the right, but not the obligation, to continue the appeal. Seller and Purchaser shall share the amount of any rebate or refund resulting from the tax appeal for property taxes for 2012 (after first paying to Seller all costs and expenses incurred by Seller in pursuing such appeal or reassessment and, if the right to continue such claim is assigned to Purchaser as provided for in the immediately preceding sentence, after paying to Purchaser all costs and expenses incurred by Purchaser in pursuing such appeal or reassessment) in proportion to their respective periods of ownership of the Property for such tax year (with Seller and Purchaser each obligated for any amount of such refund or rebate required to be paid to the tenants under the Leases for its respective period of ownership of the Property for such tax year). To the extent not already approved by Seller prior to the date hereof, the settlement of any tax appeals or settlements for the year in which the

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Closing occurs (including, without limitation, any stipulation of settlement document) shall be subject to Purchaser’s prior written approval which approval shall not be unreasonably withheld, conditioned or denied; and

(iii)        in no event will there be any proration of insurance premiums under Seller’s existing policies of insurance relating to the Property, and Purchaser acknowledges and agrees that none of Seller’s insurance policies (or any proceeds payable thereunder, except as expressly provided for in Section 16 below) will be assigned to Purchaser at the Closing, and Purchaser shall be solely obligated to obtain any and all insurance that it deems necessary or desirable.

(d)       Except as set forth in this Section 13, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser. The provisions of this Section 13 shall survive the Closing.

14.	CLOSING.

The purchase and sale contemplated herein shall close (the “Closing”) on December 21, 2012. As used herein, the term “Closing” means the date and time that the transaction contemplated by this Agreement is consummated (meaning the time that the Purchase Price and the Deed are exchanged). The parties shall conduct an escrow-style closing through the Escrow Agent so that it will not be necessary for any party to attend the Closing. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey the Property to Purchaser upon confirmation of receipt of the Purchase Price by the Escrow Agent as set forth below. Provided all conditions precedent to Purchaser’s obligations hereunder have been satisfied, Purchaser agrees to pay the amount specified in Section 3 by timely delivering the same to the Escrow Agent no later than 11:00 A.M. Pacific Time on the day of the Closing. Upon Closing, Seller will deliver to Purchaser at the Property: originals or, if originals are unavailable, copies, of the Leases and all service contracts then in effect to the extent in Seller’s possession; originals or, if originals are unavailable, copies, of the documents listed on Exhibit C, plans and specifications, technical manuals and similar materials for the Improvements to the extent same are in Seller’s possession and have not previously been provided to Purchaser; originals or, if originals are unavailable, copies, of all books and records relating to the operation of the Property and maintained by Seller during Seller’s ownership thereof, to the extent same are in Seller’s possession; originals or, if originals are unavailable, copies, of all permits, licenses and approvals relating to the ownership, use or operation of the Property, to the extent same are in Seller’s possession; and keys and combinations in Seller’s possession relating to the operation of the Property.

Such local or state tax, bulk sales, withholding and other statements, certificates, filings, affidavits and other documents as may be necessary or appropriate for purposes of recordation of the Deed or as otherwise required under law in connection with the transactions contemplated herein (including, without limitation, those necessary for the Property to be sold to Purchaser without imposition of obligations or liabilities on Purchaser or the Property which Purchaser has not expressly agreed to assume), shall be properly executed and delivered by Seller or Purchaser, as applicable, consistent with the terms of this Agreement. Seller and Purchaser shall cooperate

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to make any pre-closing filings required in connection with any of the transactions contemplated by this Agreement. Purchaser and Seller also agree to execute, acknowledge, and deliver all such further documentation as is reasonably necessary and desirable to fully carry out this Agreement and to fully consummate and effect the transactions as contemplated by this Agreement.

15.	CLOSING COSTS.

Seller shall pay for all premiums and charges for the standard form TLTA T-1 Owner’s Policy of Title Insurance, all costs incurred in connection with causing the Title Company to cure or remove any title objections to the extent Seller specifically agrees or is required to cure or remove such items pursuant to Section 4 above and fifty percent (50%) of all escrow costs. Seller shall also pay all recording charges for instruments to remove encumbrances that Seller is obligated to remove. Purchaser shall pay all costs and expenses incurred in connection with obtaining any financing for the purchase of the Property, any additional title insurance premium payable in connection with any lender’s policy of title insurance, the cost of any survey amendment deletions and any title endorsements which are not title curative endorsements which Seller elects to obtain pursuant to Section 4 above, the cost of the Survey (including the cost of any revisions, modifications or recertifications of the Survey required by Purchaser’s lender, fifty percent (50%) of all escrow costs, and the fee for recording the Deed. Any other costs of the Closing shall be split between the parties in accordance with the custom of Dallas County, Texas, unless otherwise specifically provided in this Agreement. Each party shall bear the expense of its own counsel.

16.	RISK OF LOSS.

(a)        If prior to the Closing, the Improvements, or any part thereof, are materially damaged (as set forth in Section 16(d)), Purchaser shall have the right, exercisable by giving written notice to Seller within five (5) days after receiving written notice of such damage or destruction (and the Closing shall be extended as necessary to allow Purchaser such five (5) day period), either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder (except as may be expressly provided to the contrary elsewhere in this Agreement), and any money (including, without limitation, the Deposit and all interest accrued thereon) or documents in escrow shall be returned to the party depositing the same, or (ii) to accept the Property in its then condition and to proceed with the Closing without any abatement or reduction in the Purchase Price and receive an assignment of all of Seller’s right to any insurance proceeds, if any, payable by reason of such damage or destruction and a credit at Closing for the amount of any deductible portion not required to be paid by tenants under the Leases. A failure by Purchaser to notify Seller in writing within such five (5) day period shall be deemed an election to proceed under clause (ii) above. If Purchaser elects (or is deemed to elect) to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed.

(b)        If prior to the Closing, all or any material portion (as set forth in Section 16(d)) of the Property is subject to a taking by public authority, Purchaser shall

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have the right, exercisable by giving written notice to Seller within five (5) days after receiving written notice of such taking (and the Closing shall be extended as necessary to allow Purchaser such five (5) day period), either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder (except as may be expressly provided to the contrary elsewhere in this Agreement), and any money (including, without limitation, the Deposit and all interest accrued thereon) or documents in escrow shall be returned to the party depositing the same, or (ii) to accept the Property in its then condition, without any abatement or reduction in the Purchase Price, and receive an assignment of all of Seller’s rights to any condemnation award payable by reason of such taking. A failure by Purchaser to notify Seller in writing within such five (5) day period shall be deemed an election to proceed under clause (ii) above. If Purchaser elects (or is deemed to elect) to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Purchaser’s prior written consent. As used in this Section 16, “taking” shall mean any transfer of the Property or any portion thereof to a governmental entity or other party with appropriate authority, by exercise of the power of eminent domain.

(c)        If prior to the Closing, any non-material portion of the Property is damaged or subject to a taking, Purchaser shall accept the Property in its then condition (without any abatement or reduction in the Purchase Price) and proceed with the Closing, in which case Purchaser shall be entitled to an assignment of all of Seller’s rights to any insurance proceeds and a credit at Closing for any deductible portion not required to be paid by tenants under the Leases or any award in connection with such taking, as the case may be. If any such non-material damage or taking occurs, Seller shall not compromise, settle or adjust any claims to such insurance proceeds or such award, if any, as the case may be, without Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed.

(d)        For the purpose of this Section 16, damage to the Property or a taking of a portion thereof shall be deemed to involve a material portion thereof if it: (i) causes access to or parking on the Property to be adversely affected; (ii) results in the Property violating any laws or failing to comply with zoning or any covenants, conditions or restrictions affecting the Property; (iii) entitles any tenant(s) occupying more than 10,000 rentable square feet in the aggregate to terminate their Lease(s) or abate rent(s) unless Seller elects to credit Purchaser for any such abated rent; (iv) is uninsured and Seller does not provide Purchaser with a credit against the Purchase Price at Closing in the amount of such uninsured loss; or (iv) costs more than $2,500,000.00 to repair (with respect to damage) or the value of the Property affected exceeds $2,500,000.00 (with respect to a taking).

(e)        Seller agrees to give Purchaser notice of any taking, damage or destruction of the Property promptly after Seller obtains knowledge thereof.

17.	DEFAULT.

(a)        In the event that, prior to the Closing but after the expiration of the Due Diligence Period, Purchaser obtains actual knowledge of any information (from whatever

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source, including, without limitation, the Disclosure Materials, as a result of any inspections of the Property, by disclosure from Seller or Seller’s agents and employees or otherwise) that contradicts in any material manner any of the representations and warranties of Seller contained herein, renders any of such representations and warranties materially untrue or incorrect, Purchaser shall have the right, exercisable by giving written notice to Seller prior to the Closing, either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder (except as may be expressly provided to the contrary elsewhere in this Agreement), and any money (including, without limitation, the Deposit) or documents in escrow shall be returned to the party depositing the same, or (ii) to accept the Property notwithstanding such information and nevertheless consummate the transaction contemplated by this Agreement, and in either case Seller shall have no liability with respect to such information and/or any of such representations and warranties contradicted or made untrue or incorrect thereby.

In the event, prior to the Closing, Seller materially defaults in any other manner under this Agreement, Purchaser shall have the right, exercisable by giving written notice to Seller prior to the Closing, either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder (except as may be expressly provided to the contrary elsewhere in this Agreement), and any money (including, without limitation, the Deposit and all interest accrued thereon) or documents in escrow shall be returned to the party depositing the same, or (ii) to accept the Property notwithstanding such default by waiving such default and nevertheless consummating the transaction contemplated by this Agreement, in which event thereafter Seller shall have no liability with respect to such default. In the event Seller’s default consists of or results in Seller’s refusal, failure or inability to convey the Property, Purchaser’s sole and exclusive remedy shall be to elect either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder (except as may be expressly provided to the contrary elsewhere in this Agreement), and any money (including, without limitation, the Deposit and all interest accrued thereon) or documents in escrow shall be returned to the party depositing the same and Seller shall reimburse Purchaser’s out-of-pocket expenses not to exceed Seventy-Five Thousand Dollars ($75,000.00), or (ii) to seek specific performance of this Agreement; provided, however, that in any such specific performance action, Purchaser shall not be entitled to any monetary damages. Any a suit for specific performance under this Section shall be actionable and enforceable if and only if Purchaser delivers written notice to Seller of its intention to file a suit for specific performance against Seller within thirty (30) days after the date on which the Closing shall have failed to occur. Furthermore, as an inducement to Seller to enter into this Agreement, Purchaser agrees that Purchaser shall be deemed to have irrevocably elected to waive its right to file a suit for specific performance under this Section if such suit is not filed by Purchaser and served on Seller within sixty (60) days after the date on which the Closing shall have failed to occur. In the event of any breach or default by Seller, which occurs or which Purchaser first discovers after the Closing, Purchaser shall be limited to recovering its actual damages but not any consequential damages.

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(b)        In the event the transaction herein provided shall not close solely by reason of Purchaser’s default, the Deposit, plus any interest accrued thereon, shall be paid to and retained by Seller as liquidated damages. The amount paid to and retained by Seller as liquidated damages shall be Seller’s sole and exclusive remedy if Purchaser fails to close the purchase of the Property when it is obligated to do so. The parties hereto expressly agree and acknowledge that Seller’s actual damages in the event of a default by Purchaser would be extremely difficult or impracticable to ascertain and that the amount of the deposit plus any interest accrued thereon represents the parties’ reasonable estimate of such damages. The payment of such amount as liquidated damages is not intended as a forfeiture or penalty, but is intended to constitute liquidated damages to Seller. Notwithstanding anything to the contrary contained in this Section 17(b), Seller and Purchaser agree that this liquidated damages provision is not intended and should not be deemed or construed to limit in any way Purchaser’s indemnity obligations under Sections 5, 18 and 20(j).

(c)        Purchaser acknowledges and agrees that its recourse against Seller under this Agreement for a default by Seller hereunder occurring prior to or at the Closing is limited to the remedies set forth in Section 17 hereof. In connection with any post-closing remedy which Purchaser may have against Seller for any matter, including, without limitation, any matter arising under this Agreement or and any documents executed by Seller pursuant hereto or in connection herewith, such remedy shall be limited to actual damages, including, without limitation, reasonable legal fees and expenses, incurred by Purchaser not to exceed $1,000,000 in the aggregate for any and all claims; provided, however, that the foregoing limitation on liability shall not apply to Seller’s obligations under Sections 13, 18 or 20(j).

(d)        In no event shall Purchaser be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, speculative, indirect or punitive damages, and Purchaser hereby waives any right to any of these. Any claim or claims or action or actions at law for actual damages brought after the Closing by Purchaser against Seller based upon a misrepresentation or a breach of a covenant, indemnity, warranty or representation under this Agreement or under any documents executed by Seller pursuant hereto or in connection herewith shall be actionable or enforceable if and only if written notice of such claim or claims is delivered by Purchaser to Seller no later than the last day of the Survival Period, and Seller and Purchaser acknowledge and agree that the Survival Period is reasonable and in compliance with the “reasonable” standard required and set forth in the Notice Statute. Additionally, no such claim or action at law may be filed more than two (2) years after the Closing Date, Purchaser waiving the right to file any such claim or action at law at any later date. In no event shall Purchaser seek or attempt to obtain any recovery or judgment against any of Seller’s partners, members or owners (or their constituent partners, members or owners) or any director, officer, member, employee or shareholder of any of the foregoing. This Section 17.3 shall survive the Closing. The term “survive” as used in the preceding sentence, and using a portion of the language of the Notice Statute, shall mean that Purchaser may give written notice, at any time and from time to time after the Closing, of any claim or claims for actual damages as a condition precedent to its right to sue Seller for any misrepresentation or breach of a covenant, indemnity, warranty or representation under

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this Agreement or under any documents executed by Seller pursuant hereto or in connection herewith, and such claims and right shall not merge into the Deed or any documents executed by Seller pursuant hereto or in connection herewith, but such claims and right shall continue after the Closing throughout the Survival Period.

(e)        The provisions of Section 17 shall survive the Closing or any termination of this Agreement.

18.	BROKER’S COMMISSION.

Purchaser and Seller each represents and warrants to the other that it has not dealt with any third party other than Eastdil Secured (“Broker”) in a manner which would obligate the other to pay any brokerage commission, finder’s fee or other compensation due or payable with respect to the transaction contemplated hereby other than a commission to be paid to Broker pursuant to a separate agreement (“Commission”), which shall be paid by Seller only upon the Closing of the purchase and sale contemplated hereby. Purchaser shall indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Seller by reason of any actual or alleged breach or inaccuracy of the Purchaser’s representations and warranties contained in this Section 18. Seller shall indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by Purchaser by reason of any actual or alleged breach or inaccuracy of Seller’s representations and warranties contained in this Section 18. The provisions of this Section 18 shall survive the Closing or any termination of this Agreement.

19.	ESCROW.

(a)        Escrow Instructions and Deposits.  The Closing shall occur through an escrow closing arrangement pursuant to escrow instructions delivered separately by Seller and Purchaser or jointly by Purchaser and Seller to the Escrow Agent. Seller shall make its deposits into escrow in accordance with Section 11 and such escrow instructions and Purchaser shall make its deposits into escrow in accordance with Section 12 and such escrow instructions.

(b)        Escrow Provisions.    Except for termination by Purchaser prior to expiration of the Due Diligence Period (in which case the Deposit shall be returned to Purchaser without any action by Seller), if for any reason the Closing does not occur, the Escrow Agent shall deliver the Deposit to Seller or Purchaser only upon receipt of a written demand therefor from such party, subject to the following provisions of this Section 19(c). If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Deposit, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Purchaser or a final judgment of a court. The parties

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acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts. Seller and Purchaser shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of the Escrow Agent. Purchaser shall pay any income taxes on any interest earned on the Deposit. Notwithstanding anything stated to the contrary in this Agreement, Seller shall not be entitled to demand (and any such demand shall be void and ineffective) or receive the Deposit at any time prior to expiration of the Due Diligence Period.

(c)        Real Estate Reporting Person.  Escrow Agent is designated the “real estate reporting person” for purposes of section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

(d)        Escrow Agent Joinder. The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Deposit in escrow, and shall disburse the Deposit pursuant to the provisions hereof.

20.	MISCELLANEOUS.

(a)        This Agreement and the exhibits attached hereto constitute the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between the parties with respect to the matters contained in this Agreement. Any waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be set forth in writing and duly executed by or in behalf of the party to be bound thereby. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

(b)        This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto.

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(c)        Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement.

(d)        Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other shall be in writing and delivered by a nationally recognized overnight courier service with proof of delivery, by legible facsimile transmission with electronic confirmation of receipt (with a duplicate copy sent concurrently therewith by another means provided in this Section), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

Purchaser:	KBS Capital Advisors LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
	Attention:	Rodney Richerson
	Telephone:	(949) 417-6515
	Telecopy:	(949) 417-6518

With copies to:	James Chiboucas, Esq.
620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
	Telephone:	(949) 417-6555
	Telecopy:	(949) 417-6523

And

Greenberg Traurig LLP
3161 Michelson Drive, Suite 1000
Irvine, California 92612
	Attention:	L. Bruce Fischer, Esq.
	Telephone:	(949) 732-6670
	Telecopy:	(949) 732-6501

Seller:	c/o CB Richard Ellis Global Investors
515 S. Flower Street
Suite 3100
Los Angeles, California 90071
	Attention:	Mark Zikakis
	Telephone:	(213) 683-4386
	Telecopy:	(213) 683-4336

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With a copy to:	Mayer Brown LLP
350 South Grand Avenue
25th Floor
Los Angeles, California 90071
	Attention:	Brian Aronson
	Telephone:	(213) 229-5151
	Telecopy:	(213) 625-0248

Escrow Agent:	Lawyers Title Company
4100 Newport Place Drive, Suite 120
Newport Beach, California 92660
	Attention:	Joy Eaton
	Telephone:	(949) 724-3145
	Telecopy:	(949) 271-5762

Title Company:	Commonwealth Land Title Insurance Company
888 S. Figueroa Street, Suite 2100
Los Angeles, California 90017
	Attention:	Bill Shebesta
	Telephone:	(213) 330-3049
	Telecopy:	(213) 330-3120

Any party may change its address for notice by written notice given to the other in the manner provided in this Section. Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served, if by personal service, on the date of confirmed dispatch, if by electronic communication, or three (3) days after being placed in the U.S. Mail, if mailed. Counsel for a party may give notice or demand on behalf of such party, and such notice or demand shall be treated as being sent by such party.

(e)        The parties agree to execute such instructions to Escrow Agent and Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

(f)        The making, execution and delivery of this Agreement by the parties hereto has been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.

(g)        Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.

(h)        The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties

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hereto. Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement. References to “Sections” are to Sections of this Agreement, unless otherwise specifically provided.

(i)          This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

(j)          If any action is brought by either party against the other party, relating to or arising out of this Agreement, the transaction described herein or the enforcement hereof, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. The provisions of this Section 20(j) shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment. The provision of this Section 20(j) shall survive the Closing or any termination of this Agreement.

(k)         This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and to their respective transferees, successors, and assigns. Neither this Agreement nor any of the rights or obligations of Seller or Purchaser hereunder shall be transferred or assigned by Seller or Purchaser. Notwithstanding the foregoing to the contrary, Purchaser shall have the right to assign its rights and obligations under this Agreement to an entity that is a real estate investment trust ( “REIT”) (or an entity that is wholly owned directly or indirectly by a REIT) for which Purchaser or an affiliate of Purchaser acts as the advisor without the prior written consent of Seller; provided, however, that (i) such assignee assumes in writing all of the obligations of Purchaser under this Agreement and acknowledges and consents to all of the provisions of this Agreement, and (ii) Purchaser provides Seller with notice and a copy of such assignment within two (2) business days following such assignment and in no event later than seven (7) days prior to Closing.

(l)          Exhibits A through O, inclusive, attached hereto are incorporated herein by reference.

(m)        Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

(n)         This Agreement shall not be recorded or filed in the public land or other public records of any jurisdiction by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

(o)         Except as (i) otherwise set forth in this Agreement, (ii) provided by law, (iii) necessitated by applicable accounting or security disclosure requirements, (iv) compelled by an order of a court, and/or (v) in connection with an action between the parties, each party it shall keep the contents of this Agreement and any information

29

related to the transaction contemplated hereby confidential (except that Purchaser may disclose such matters in accordance with the provisions of Section 8 above) and further agrees to refrain from generating or participating in any publicity statement, press release, or other public notice regarding this transaction without the prior written consent of the other party unless required under applicable law or by a court order. Notwithstanding the foregoing and anything to the contrary in this Agreement, nothing contained herein shall impair Purchaser’s (or its permitted assignee’s) right to disclose information relating to this Agreement or the Property (a) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser or its permitted assignees, (b) in connection with any filings (including any amendment or supplement to any S 11 filing) with governmental agencies (including the SEC) by any REIT holding an interest (direct or indirect), or considering holding an interest, in any permitted assignee of Purchaser, or (c) to any broker/dealers in the REIT’s or Purchaser’s broker/dealer network and any of the REIT’s or Purchaser’s investors. The provisions of this Section 20(o) shall survive the Closing or any termination of this Agreement and shall not be merged into any instrument or conveyance delivered at the Closing.

(p)        Seller and Purchaser agree that it is their specific intent that no broker shall be a party to or a third party beneficiary of this Agreement or the escrow; and further that the consent of a broker shall not be necessary to any agreement, amendment, or document with respect to the transaction contemplated by this Agreement.

(q)        If any of the dates specified in this Agreement shall fall on a Saturday, a Sunday, or a holiday, then the date of such action shall be deemed to be extended to the next business day. The time in which any act is to be done under this Agreement is computed by excluding the first day (such as the effective date of this Agreement), and including the last day, unless the last day is a holiday or Saturday or Sunday, and then that day is also excluded. Unless expressly indicated otherwise, (i) all references to time shall be deemed to refer to Pacific Time, and (ii) all time periods shall expire at 5:00 p.m., Pacific Time.

(r)        The parties hereby agree that the obligations of the parties under this Agreement are separate and distinct, and that no party’s affiliate (of any type or nature) or other third party is responsible in any manner whatsoever for the debts, liabilities or obligations of any party hereto. As such, the parties agree that no party’s affiliate (of any type or nature) or other third party is an alter-ego of another party or in any manner is or shall be vicariously, derivatively or otherwise liable for the debts, liabilities or obligations of any party (or any affiliate thereof).

(s)        Waiver of Consumer Rights.  Purchaser, after consultation with an attorney of its own selection (which counsel was not directly or indirectly identified, suggested or selected by Seller or any agent of Seller) hereby voluntarily waives its rights under the Deceptive Trade Practices - Consumer Protection Act (Section 17.41, et seq., Business and Commerce Code), a law that gives consumers special rights and protections. Purchaser and Seller hereby acknowledge to the other that Purchaser and Seller are not in a significantly disparate bargaining position.

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(t)        Notice Regarding Possible Annexation.    If the Property that is located outside the limits of a municipality, the Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality. Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction. To determine if the Property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, contact all municipalities located in the general proximity of the Property for further information.

(u)        Municipal Utility District Notice.    If the Property is situated within a utility district subject to the provisions of the Texas Water Code, then at or prior to the Closing, Seller shall give Purchaser the written notice required by the Texas Water Code, and Purchaser shall sign and acknowledge the notice to evidence receipt thereof.

(v)        Notice Regarding Aboveground Storage Tanks.    The aboveground storage tank(s), if any, which are included in this conveyance are presumed to be regulated by the Texas Natural Resource Conservation Commission and may be subject to certain registration and construction notification requirements found in 30 Texas Administrative Code, Chapter 334.

(w)        Title Advisory.    Purchaser acknowledges that Seller has advised Purchaser that it should either obtain an abstract covering the Property examined by an attorney at Purchaser’s selection, or Purchaser should be furnished with or obtain a title policy in connection with its purchase of the Property

(x)        Notice Required by Chapter 49, Water Code.    If all or any part of the Property is situated in a utility or other statutorily created district providing water, sewer, drainage or flood control facilities and services pursuant to Chapter 49 of the Texas Water Code, then Seller shall deliver to Purchaser, and Purchaser shall execute, the statutory notice relating to the tax rate, bonded indebtedness or standby fees of the district prior to or concurrently with the execution and delivery of this Agreement.

(y)        Notice Required by § 13.257, Water Code.    Pursuant to Section 13.257 of the Texas Water Code, please be advised as follows: “The real property, described above, that you are about to purchase may be located in a certificated water or sewer service area, which is authorized by law to provide water or sewer service to the properties in the certificated area. If your property is located in a certificated area there may be special costs or charges that you will be required to pay before you can receive water or sewer service. There may be a period required to construct lines or other facilities necessary to provide water or sewer service to your property. You are advised to determine if the property is in a certificated area and contact the utility service provider to determine the cost that you will be required to pay and the period, if any, that is required to provide water or sewer service to your property.” Purchaser hereby acknowledges receipt of the foregoing notice at or before the execution of this Agreement for the purchase of the real property described herein.

[SIGNATURES ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

SELLER:

SP III 909 LAKE CAROLYN PARKWAY, L.P.,

a Delaware limited partnership

By:	SP III 909 Lake Carolyn Parkway G.P.,
LLC, a Delaware limited liability company,
its general partner

	By:	/s/ Robert Jue
	Name:	Robert Jue
	Title:	Assistant Vice President

	By:	/s/ Philip G. Hench
	Name:	Philip G. Hench
	Title:	Vice President

[SIGNATURES CONTINUE ON NEXT PAGE]

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PURCHASER:

KBS CAPITAL ADVISORS LLC,

a Delaware limited liability company

By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

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The undersigned hereby acknowledges receipt of this Agreement on November 5, 2012 and hereby agrees to act as Escrow Agent in accordance with the terms and conditions hereof.

LAWYERS TITLE COMPANY

By:	/s/ Authorized signatory
Its:	V.P.

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EXHIBIT A

LEGAL DESCRIPTION OF THE LAND

BEING a tract of land situated in the Elizabeth Crockett Survey, Abstract No. 217, in the City of Irving, Dallas County, Texas, and being all of Lot 1, Block II of Las Colinas Urban Center, Revised Thirty-first Installment, as recorded in Volume 87045, Page 1492 of the Deed Records of Dallas County, Texas, and being more particularly described as follows:

BEGINNING at an “X” cut found for corner at the intersection of the southerly right-of-way line of O’Connor Boulevard (110’ R.O.W.) with the cut-off line between the said southerly right-of-way line of O’Connor Boulevard and the westerly right-of-way line of Las Colinas Boulevard East (110’ R.O.W.);

THENCE along said cut-off line and the westerly right-of-way line of Las Colinas Boulevard as follows:

S 60° 53’ 29” E a distance of 28.70 feet to an “X” cut found for corner;

S 16° 43’ 45” E a distance of 60.28 feet to an “X” cut found for corner and the beginning of a curve to the left from which the radius point bears N 73° 16’ 15” E a distance of 878.52 feet;

Along said curve to the left through a central angle of 24° 47’ 15” and an arc length of 380.07 feet to an “X” cut found for corner at the point of tangency;

S 41° 31’ 00” E a distance of 7.25 feet to a 5/8” iron rod set for corner;

THENCE S 54° 20’ 56” W departing the westerly right-of-way line of Las Colinas Boulevard East, a distance of 113.80 feet to a 5/8” iron rod set for corner;

THENCE S 09° 20’ 56” W a distance of 36.89 feet to a 5/8” iron rod set for corner;

THENCE N 80° 39’ 04” W a distance of 105.34 feet to a 5/8” iron rod set for corner;

THENCE S 54° 20’ 56” W a distance of 57.74 feet to a 5/8” iron rod set for corner;

THENCE N 80° 39’ 04” W a distance of 155.33 feet to a 5/8” iron rod set for corner;

THENCE S 54° 20’ 56” W a distance of 76.31 feet to an “X” cut set for corner on the dry side of a concrete retaining wall along Lake Carolyn;

THENCE continuing along the dry side of the aforementioned concrete retaining wall as follows:

N 03° 01’ 32” W a distance of 79.19 feet to an “X” cut found for corner;

N 21° 54’ 10” E a distance of 235.32 feet to an “X” cut found for corner;

N 21° 55’ 59” W a distance of 166.47 feet to an “X” cut set for corner;

A-1

N 10° 11’ 38” W a distance of 18.61 feet to an “X” cut found for corner;

THENCE departing said concrete retaining wall N 79° 48’ 22” E a distance of 41.01 feet to an “X” cut found for corner;

THENCE N 10° 11’ 45” W a distance of 27.80 feet to an “X” cut found for corner in the south right-of-way line of said O’Connor Boulevard and being in a curve to the left from which the radius point bears N 10° 23’ 33” W a distance of 2394.17 feet;

THENCE continuing along said curve to the left in a northeasterly direction along the southerly right-of-way line of O’Connor Boulevard through a central angle of 04° 25’ 19”, and an arc length of 184.78 feet to the POINT OF BEGINNING and containing 154,405 square feet or 3.5446 acres of land.

A-2

EXHIBIT B

LIST OF LEASE DOCUMENTS

Suite 40 – Mason’s Café (Hyung Kim)

1.	Lease Agreement dated November 30, 2005
2.	Letter Agreement dated November 30, 2005
3.	Confirmation of Commencement Date dated September 19, 2006
4.	Parking Abatement Letter dated January 19, 2007
5.	Consent to Assignment dated August 8, 2008
6.	Assignment of Lease dated August 8, 2008
7.	Consent to Assignment dated May 2011
8.	Assignment of Lease dated May 18, 2011

Suite 100 – CDW Direct, LLC

1.	Lease Agreement dated May 25, 2012
2.	Confirmation of Commencement Date dated June 6, 2012

Suite 102 – AXO Group LLC

1.	Lease Agreement dated March 11, 2011
2.	Confirmation of Commencement Date dated March 25, 2011

Suite 104 –Jay Lowe D/B/A State Farm Insurance

1.	Lease Agreement dated August 21, 2012
2.	Confirmation of Commencement Date dated October 11, 2012

Suite 106 – Expressways to Learning DFW Inc.

1.	Lease Agreement dated July 26, 2012
2.	Confirmation of Commencement Date dated TBD

Suite 120 – Remy Cointreau USA, Inc.

1.	Lease Agreement dated June 11, 2007
2.	Letter Agreement dated June 11, 2007
3.	Confirmation of Commencement Date dated July 16, 2007

Suite 150 –Realty Capital Management, LLC

1.	Lease Agreement dated August 28, 2012

Suite 160 – First American Title Company, LLC

1.	Lease Agreement dated March 5, 2010
2.	Confirmation of Commencement Date dated April 29, 2010
3.	Commission Agreement

Suite 170 – Lakeshore Consortium, Inc.

1.	Lease Agreement dated April 29, 2011
2.	Confirmation of Commencement Date dated July 18, 2011
3.	Amendment No. 1 August 1, 2011

Suite 200 – Rise Energy Operating, Inc.

1.	Lease Agreement dated April 13, 2010
2.	Confirmation of Commencement Date dated May 25, 2010
3.	Commission Agreement

Suite 220 – Four Seasons Hotels, Ltd.

1.	Lease Agreement dated April 13, 2007
2.	Letter Agreement dated April 13, 2007
3.	Confirmation of Commencement Date dated August 1, 2007
4.	Storage Space License dated December 1, 2008
5.	Amendment No. 1 dated September 14, 2012

Suite 230 – PCL Construction, Inc.

1.	Lease Agreement dated May 16, 2012
2.	Commencement Date Letter dated June 6, 2012

Suite 300/380/390 – Succeed on Purpose (fka Latimark, Inc.)

1.	Lease Agreement dated September 20, 2005
2.	Letter Agreement dated September 20, 2005
3.	Confirmation of Commencement Date dated October 12, 2005
4.	Form of Offer Notice dated November 14, 2005
5.	Amendment No. 1 executed February 29, 2008
6.	Confirmation of Suite 300 Effective Date dated July 28, 2008
7.	Certificate of Amendment for Name Change dated June 9, 2009
8.	Amendment No. 2 executed March 2, 2011
9.	Confirmation of effective date dated 3-24-11

Suite 310 – The Helix Financial Group, LLC

1.	Lease Agreement dated February 2010
2.	Confirmation of Commencement Date dated May 3, 2010
3.	Amendment No. 1 dated May 16, 2011
4.	Amendment No. 2 dated February 23, 2012

Suite 320 – TransSynergy Group, Inc.

1.	Lease Agreement dated January 20, 2011
2.	Confirmation of Commencement Date dated July 26, 2011

Suite 350 – CBRE Management and Conference Center

Suite 375 – Professional Access, Ltd., Inc.

1.	Lease Agreement dated November 28, 2005
2.	Letter Agreement dated November 28, 2005
3.	Confirmation of Commencement Date dated December 16, 2005
4.	Amendment No. 1 executed April 14, 2009
5.	Amendment No. 2 executed July 30, 2012

Suite 400 – Fairchild Semiconductor Corporation

1.	Office Lease Agreement dated June 30, 2005
2.	Confirmation of Commencement Date dated October 27, 2005
3.	Form of Offer Notice dated September 3, 2008
4.	Amendment No. 1 dated October 5, 2012

Suite 450/500 – H.D. Vest Management and Services, LLC

1.	Lease Agreement dated September 17, 2008
1.	Confirmation of Commencement Date dated February 27, 2009
2.	Confidentiality And Non-Disclosure Agreement dated August 18, 2009
3.	Amendment No. 1 dated April 1, 2010
4.	Consent to Sublease dated August 9, 2011
5.	Sublease Agreement dated July 27, 2011

Suite 600 - Trilogi, Inc.

1.	Office Lease Agreement dated May 31, 2012
2.	Confirmation of Commencement Date dated June 6, 2012

Suite 700 – SITA S.C.

1.	Office Lease Agreement dated August 22, 2002
2.	Commencement Letter dated October 8, 2002
3.	Amendment No. 1 dated September 28, 2007
4.	Letter Agreement dated September 27, 2007
5.	Confirmation of Effective Date
6.	Amendment No. 2 dated October 1, 2009

Suite 750 – Thru, LLC

1.	Office Lease Agreement (Short Form Lease) dated February 24, 2005
2.	Amendment No. 1 dated August 26, 2005
3.	Letter Agreement dated September 1, 2005
4.	Confirmation of Commencement Date dated September 14, 2005
5.	Amendment to Articles of Organization filed January 23, 2006
6.	Temporary Use and Occupancy License dated January 2007
7.	Amendment No. 2 dated February 7, 2007
8.	Confirmation of Effective Date dated August 16, 2007
9.	Amendment No. 3 dated November 1, 2009
10.	Consent to sublease dated February 4, 2005
11.	Rumble International, LLC- Name Change

Suite 775 – Forte Productions LLC

1.	Lease Agreement dated October 25, 2011
2.	Confirmation of Commencement Date dated November 9, 2011
3.	Amendment No.1 dated June 4, 2012
4.	Confirmation of Commencement Date dated June 25, 2012

Suite 800 – RLI Insurance Company

1.	Office Lease Agreement dated December 17, 2003
2.	Commencement Letter dated April 5, 2004
3.	Amendment No. 1 dated October 23, 2009
4.	Lease Abstract

Suite 850 – Ricondo and Associates, Inc.

1.	Lease Agreement dated June 16, 2010
2.	Confirmation of Commencement Date dated July 8, 2010
3.	Revised Confirmation of Commencement dated October 21, 2011

Suite 900/960/970/980 – JLB Partners, LP

1.	Lease Agreement dated April 30, 2007
2.	Letter Agreement dated April 30, 2007
3.	Amendment No. 1 dated April 30, 2007
4.	Confirmation of Commencement Date dated May 10, 2007
5.	Confirmation of Suite 970 Effective Date dated August 16, 2007
6.	Amendment No. 2 dated October 31, 2007
7.	Letter Agreement dated October 26, 2007
8.	Temporary Use and Occupancy License dated October 31, 2007
9.	Confirmation of Suite 900 Effective Date dated April 3, 2008
10.	Storage Space License dated February 7, 2011
11.	Consent to Sublease

Suite 950 – NFI Road Rail

1.	Lease Agreement dated October 19, 2012

Suite 1000 – Pacific Life Insurance Company

1.	Temporary Use and Occupancy License dated August 21, 2007
2.	Lease Agreement dated August 31, 2007
3.	Letter Agreement dated August 31, 2007
4.	Confirmation of Commencement Date dated February 14, 2008

Suite 1020 – Direct Energy, L.P.

1.	Office Lease Agreement dated October 28, 2003
2.	Commencement Letter dated January 8, 2004
3.	First Amendment dated June 6, 2004
4.	Second Amendment dated November 4, 2004
5.	Commencement Letter dated October 12, 2005
6.	Third Amendment to Lease dated November 1, 2005
7.	Fourth Amendment to Lease dated March 13, 2007
8.	Fourth Amendment Letter Agreement dated March 13, 2007
9.	Fifth Amendment to Lease dated May 23, 2007
10.	Confirmation of Suite 1020 Effective Date dated November 19, 2007
11.	Sixth Amendment to Lease dated January 20, 2010
12.	Seventh Amendment to Lease dated March 31, 2010

13.	Eighth Amendment to Lease dated September 12, 2011
14.	Ninth Amendment to Lease dated October 31, 2012

Suite 1030/1050/1080 – Pernod Ricard USA, LLC

1.	Lease Agreement dated May 9, 2006
2.	Letter Agreement dated May 9, 2006
3.	Confirmation of Commencement Date dated May 4, 2007
4.	Storage Space License dated April 1, 2010
5.	Amendment No. 1 dated July 27, 2011
6.	Confirmation of Expansion Effective Date dated October 25, 2011

Suite 1100 – Modern Biomedical Services, Inc.

1.	Lease Agreement dated October 25, 2010
2.	Confirmation of Commencement Date dated January 3, 2011

Suite 1125 – NavTech, LLC

1.	Lease Agreement dated February 18, 2011
2.	Confirmation of Commencement Date dated April 22, 2011
3.	Revised Confirmation of Commencement Date dated November 2, 2011

Sublease:

G&A Outsourcing, Inc.

1.	Sublease Agreement dated June 27, 2012
2.	Consent to Sublease dated July 20, 2012

Suite 1150 – The Caldwell Partners International, Inc.

1.	Lease Agreement dated June 5, 2009
2.	Confirmation of Commencement Date dated August 27, 2009

Suite 1170 – Old Republic Construction Program Group, Inc.

1.	Lease Agreement dated August 12, 2010
2.	Confirmation of Commencement Date dated January 3, 2011

Suite 1200/1300 – Matheson Tri-Gas, Inc.

1.	Lease Agreement dated June 8, 2010
2.	Confirmation of Commencement Date July 26, 2010
3.	Amendment No. 1 dated October 7, 2011

Suite 1400 – Amtel, LLC .

1.	Lease Agreement dated May 22, 2012
2.	Confirmation of Commencement Date dated XXXXX

Suite 1425/1450 – IPC Systems, Ltd. (dba Alliant Systems)

1.	Office Lease Agreement dated December 16, 2002
2.	Commencement Letter dated March 12, 2003

3.	Name Change Notice Letter dated August 2004
4.	Amendment No. 1 executed April 25, 2008 (relo to Suite 1450)
5.	Letter Agreement dated April 25, 2008
6.	Confirmation of Effective Date dated July 28, 2008
7.	Amendment No. 2 dated May 27, 2011
8.	Confirmation of Ste 1425 Commencement Date dated August 18, 2011
9.	Revised Confirmation of Suite 1425 Effective Date dated October 19, 2011

Suite 1500 – Personnel Decisions International Corporation

1.	Lease Agreement dated October 17, 2005
2.	Letter Agreement dated October 17, 2005
3.	Confirmation of Commencement Date dated May 8, 2007
4.	Form of Offer Notice dated July 6, 2011 (suite 1400)
5.	Form of Offer Notice dated July 8, 2011 (suite 1470)

Suite 1600 – Usability Sciences Corporation

1.	Lease Agreement dated August 29, 2011
2.	Confirmation of Commencement Date dated January 5, 2012

Suite 1700 – Standard Pacific of Texas, Inc.

1.	Lease Agreement dated March 16, 2010
2.	Confirmation of Commencement Date Letter dated June 28, 2010
3.	Amendment No. 1 dated April 24, 2012
4.	Amendment No. 2 dated June 20, 2012
5.	Confirmation of Commencement Date dated August 16, 2012

Suite 1750 – Principal Life Insurance Company

1.	Lease Agreement dated December 12, 2006
2.	Letter Agreement dated December 12, 2006
3.	Confirmation of Commencement Date dated March 21, 2007
4.	Notice of Change of Tenant Address dated September 21, 2011

Sublease:

The AMS Users’ Group, Inc.

3.	Sublease dated October 24, 2008
4.	Consent to Sublease dated October 16, 2008

Suite 1800 – Direct Packet, Inc.

1.	Lease Agreement dated January 25, 2010
2.	Confirmation of Commencement Date dated April 29, 2010
3.	Amendment No. 2 dated October 1, 2012

Suite 1825 – Double Eagle Capital LLC

1.	Lease Agreement dated June 2, 2005
2.	Confirmation of Commencement Date dated August 23, 2005

3.	Amendment No. 1 dated December 22, 2005
4.	Letter Agreement dated December 22, 2005
5.	Confirmation of Commencement Date dated March 17, 2006
6.	Amendment No. 2 dated June 2010

Suite 1830/1850 – The D.C. CADD Company

1.	Lease Agreement dated November 12, 2004
2.	Commencement Letter dated January 31, 2005
3.	Amendment No. 1 dated December 22, 2005
4.	Letter Agreement dated December 22, 2005
5.	Confirmation of First Expansion Premises Effective Date dated May 10, 2007
6.	Amendment No. 2 dated December 1, 2009

Suite 1900/1915 – THEO Executive Group, LLC

1.	Lease Agreement dated April 21, 2008
2.	Letter Agreement dated April 21, 2008
3.	Confirmation of Commencement Date dated June 27, 2008
4.	Amendment No. 1 dated October 19, 2011 (Suite 1900)
5.	Confirmation of Commencement Date dated June 6, 2012
6.	Amendment No. 2 dated November 10, 2012

Suite 1925/765/1915 – DW Energy Group, Inc.

1.	Lease Agreement dated August 12, 2008
2.	Letter Agreement dated August 12, 2008
3.	Confirmation of Effective Date dated August 21, 2008 (confirmation of temp space)
4.	Confirmation of Effective Date dated December 1, 2008
5.	Amendment No. 1 dated October 10, 2012

Suite 1950 - Destileria Serralles, Inc.

1.	Lease Agreement dated December 19, 2008
2.	Confirmation of Commencement Date dated April 8, 2009

License Agreements:

Captivate Network, Inc.

1.	License Agreement dated May 17, 2000
2.	First Amendment to License Agreements dated April 1, 2001
3.	Letter Agreement dated October 12, 2004
4.	Assignment and Assumption Agreement dated April 1, 2005
5.	Captivate Media Service Agreement dated May 14, 2012

DFW Parksigns Advertising, LP

1.	Advertising Sales License Agreement dated January 5, 2002

Federal Express Corporation

1.	Placement Agreement dated March 24, 2006

United Parcel Service

1.	License Agreement dated December 6, 2001
2.	Drop Box Agreement effective April 1, 2005

KSWRP

1.	Antenna License Agreement dated July 31, 2009

TW Telecom of Texas LLC

1.	Service Access License Agreement dated July 1, 2009

Terminated Lease List Documents

 Sublease (Suite 990 only):

 NAPE EXPO, Inc.

            1. Sublease Agreement dated October 16, 2009

            2. Consent to Sublease dated October 2009

EXHIBIT C

INVENTORY OF DUE DILIGENCE ITEMS

References in the Agreement to documents listed on this Exhibit C shall mean the documents made available to Purchaser on the secure website established by Eastdil Secured for the transaction.

,

C-1

EXHIBIT D

FORM OF TENANT ESTOPPEL CERTIFICATE

To:      KBS Capital Advisors LLC, a Delaware limited liability company, and its successors and assigns (“Buyer”), and SP III 909 Lake Carolyn Parkway, L.P., a Delaware limited partnership (“Landlord”)

The undersigned,                                         , a                                          (“Tenant”), certifies to Landlord and Buyer as follows:

1.         The undersigned is the Tenant under that certain lease dated                                         , now between Landlord, as landlord, and the undersigned, as tenant, covering a portion of the property known as The Tower on Lake Carolyn in Irving, Texas (the “Property”), which has not been modified or amended, either verbally or in writing, except as described on Exhibit A attached hereto. There are not any other agreements, oral or written, between Landlord and Tenant. The original lease and the modifications or amendments, if any, are collectively referred to as the “Lease”.

2.         Pursuant to the Lease, Tenant has leased approximately              square feet of space (the “Premises”) at the Property and has paid to Landlord a security deposit in the form of [cash / letter of credit] in the amount of                     . The term of the Lease commenced on                      and the expiration date of the Lease is                             . Tenant has paid rent through             201    . The next base rental payment in the amount of                      is due on                     . There is no percentage rent payable under the Lease. Tenant is required to pay         % of all reimbursable operating expenses for the Property. Tenant’s Base Year is             . Other than the security deposit described above, no rental (including expense reimbursements), other than for the current month, has been paid in advance, except as follows (if any):                                                              .

3.         The Lease provides for an option to extend the term of the Lease for      extension term(s) of              years, at a rental rate for such extension term as set forth in the Lease. Except as expressly provided in the Lease, Tenant does not have any right or option to renew or extend the term of the Lease, or to lease other space at the Property. Tenant does not have any preferential right to purchase all or any part of the Premises or the Property.

4.         The Lease, as so amended, modified and supplemented, is in full force and effect, and represents the entire agreement between Tenant and Landlord with respect to the Premises and the Property. Tenant has no right to terminate the Lease except as provided for in the Lease.

5.         All space and improvements leased by Tenant have been completed and furnished in accordance with the provisions of the Lease, and Tenant has accepted and taken possession of the Premises. There are no outstanding inducements or concessions or payments owed to Tenant by Landlord for tenant improvements or otherwise except as follows (if any):                     .

6.         Landlord is not in any respect in default in the performance of the terms and provisions of the Lease. Tenant is not in any respect in default under the Lease and has not assigned, transferred or hypothecated the Lease or any interest therein or subleased all or any portion of the Premises except as follows (if any):                                                              .

7.         There are no offsets or credits against rentals payable under the Lease and no free periods or rental concessions have been granted to Tenant, except as follows (if any):                     .

8.         Tenant has not filed on its behalf, nor to Tenant’s knowledge, has any party initiated against Tenant, proceedings for relief under bankruptcy, insolvency, or other proceedings.

All provisions of the Lease are hereby ratified. Tenant understands that Buyer may purchase the Property and that Buyer and any lender of Buyer and their successor and assigns and Landlord are entitled to and will rely on this Certificate.

DATED:                          , 2012

TENANT:	,
a

By:
Its:

EXHIBIT A

List of Lease Documents

EXHIBIT E

SPECIAL WARRANTY DEED

THE STATE OF TEXAS	§
§
COUNTY OF	§

KNOW ALL MEN BY THESE PRESENTS:

THAT SP III 909 LAKE CAROLYN PARKWAY, L.P., a Delaware limited partnership (“Grantor”) for and in consideration of the sum of Ten and No/100 Dollars and other good and valuable consideration to in hand paid by                             , a                              (“Grantee”), whose mailing address is                                                                                       , the receipt and sufficiency of which consideration are hereby acknowledged; has GRANTED and CONVEYED, and by these presents does hereby GRANT and CONVEY, unto Grantee all of the real property described on Exhibit A attached hereto and made a part hereof for all purposes together with (a) all improvements located thereon, (b) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining to such real property, and (c) all right, title, and interest of Grantor in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property (said land, improvements, rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances, rights, titles, and interests to the real property described on Exhibit A being hereinafter referred to collectively as the “Property”).

This conveyance is made subject and subordinate to all maters set forth on Exhibit B attached hereto (hereinafter referred to collectively as the “Permitted Exceptions”).

TO HAVE AND TO HOLD the Property, as aforesaid, unto Grantee, its successors and assigns, forever; and Grantor does hereby bind itself and its successors and assigns, to WARRANT AND FOREVER DEFEND all and singular, subject to the Permitted Exceptions, the Property unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof by, through, or under Grantor, but not otherwise.

IN WITNESS WHEREOF, Grantor has executed this Special Warranty Deed on this          day of                     , 20    , to be effective as of                     , 20    .

SP III 909 LAKE CAROLYN PARKWAY, L.P.,
a Delaware limited partnership

By:	SP III 909 Lake Carolyn Parkway G.P., LLC, a
Delaware limited liability company, its general
partner

By:
Name:
Title:

By:
Name:
Title:

[ACKNOWLEDGMENT]

After Recording, Return to:

Exhibit A

Description of the Property

BEING a tract of land situated in the Elizabeth Crockett Survey, Abstract No. 217, in the City of Irving, Dallas County, Texas, and being all of Lot 1, Block II of Las Colinas Urban Center, Revised Thirty-first Installment, as recorded in Volume 87045, Page 1492 of the Deed Records of Dallas County, Texas, and being more particularly described as follows:

BEGINNING at an “X” cut found for corner at the intersection of the southerly right-of-way line of O’Connor Boulevard (110’ R.O.W.) with the cut-off line between the said southerly right-of-way line of O’Connor Boulevard and the westerly right-of-way line of Las Colinas Boulevard East (110’ R.O.W.);

THENCE along said cut-off line and the westerly right-of-way line of Las Colinas Boulevard as follows:

S 60° 53’ 29” E a distance of 28.70 feet to an “X” cut found for corner;

S 16° 43’ 45” E a distance of 60.28 feet to an “X” cut found for corner and the beginning of a curve to the left from which the radius point bears N 73° 16’ 15” E a distance of 878.52 feet;

Along said curve to the left through a central angle of 24° 47’ 15” and an arc length of 380.07 feet to an “X” cut found for corner at the point of tangency;

S 41° 31’ 00” E a distance of 7.25 feet to a 5/8” iron rod set for corner;

THENCE S 54° 20’ 56” W departing the westerly right-of-way line of Las Colinas Boulevard East, a distance of 113.80 feet to a 5/8” iron rod set for corner;

THENCE S 09° 20’ 56” W a distance of 36.89 feet to a 5/8” iron rod set for corner;

THENCE N 80° 39’ 04” W a distance of 105.34 feet to a 5/8” iron rod set for corner;

THENCE S 54° 20’ 56” W a distance of 57.74 feet to a 5/8” iron rod set for corner;

THENCE N 80° 39’ 04” W a distance of 155.33 feet to a 5/8” iron rod set for corner;

THENCE S 54° 20’ 56” W a distance of 76.31 feet to an “X” cut set for corner on the dry side of a concrete retaining wall along Lake Carolyn;

THENCE continuing along the dry side of the aforementioned concrete retaining wall as follows:

N 03° 01’ 32” W a distance of 79.19 feet to an “X” cut found for corner;

N 21° 54’ 10” E a distance of 235.32 feet to an “X” cut found for corner;

N 21° 55’ 59” W a distance of 166.47 feet to an “X” cut set for corner;

N 10° 11’ 38” W a distance of 18.61 feet to an “X” cut found for corner;

THENCE departing said concrete retaining wall N 79° 48’ 22” E a distance of 41.01 feet to an “X” cut found for corner;

THENCE N 10° 11’ 45” W a distance of 27.80 feet to an “X” cut found for corner in the south right-of-way line of said O’Connor Boulevard and being in a curve to the left from which the radius point bears N 10° 23’ 33” W a distance of 2394.17 feet;

THENCE continuing along said curve to the left in a northeasterly direction along the southerly right-of-way line of O’Connor Boulevard through a central angle of 04° 25’ 19”, and an arc length of 184.78 feet to the POINT OF BEGINNING and containing 154,405 square feet or 3.5446 acres of land.

Exhibit B

List of Permitted Exceptions

EXHIBIT F

FORM OF BILL OF SALE

BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, the undersigned, SP III 909 LAKE CAROLYN PARKWAY, L.P., a Delaware limited partnership (“Seller”), does hereby give, grant, bargain, sell, transfer, assign, convey and deliver to                            , a                              (“Buyer”), all personal property (if any) owned by Seller and located on or in that certain real property located in the County of Dallas, State of Texas, and more particularly described in Schedule A attached hereto and incorporated herein by this reference, including, but not limited to, those items listed on Schedule B attached hereto and incorporated herein by this reference.

SAID PERSONAL PROPERTY IS BEING TRANSFERRED ON AN “AS IS” BASIS, WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND WHATSOEVER BY SELLER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES THAT SELLER EXPRESSLY DISCLAIMS AND NEGATES, AS TO ALL PERSONAL PROPERTY TRANSFERRED HEREBY: (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; AND (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR MATERIALS.

Seller covenants that it will, at any time and from time to time upon written request therefor, at Buyer’s sole expense and without the assumption of any additional liability thereby, execute and deliver to Buyer, its nominees, successors and/or assigns, any new or confirmatory instruments and do and perform any other acts which Buyer, its nominees, successors and/or assigns, may reasonably request in order to fully assign and transfer to and vest in Buyer, its nominees, successors and/or assigns, and protect its or their rights, title and interest in and enjoyment of, all of the assets of Seller intended to be transferred and assigned hereby, or to enable Buyer, its nominees, successors and/or assigns, to realize upon or otherwise enjoy any such assets.

All references to “Seller” and “Buyer” herein shall be deemed to include their respective nominees, successors and/or assigns, where the context permits.

Dated:                     , 2012.

SELLER:

SP III 909 LAKE CAROLYN PARKWAY, L.P.,
a Delaware limited partnership

By:	SP III 909 Lake Carolyn Parkway G.P., LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE A

LEGAL DESCRIPTION OF THE REAL PROPERTY

SCHEDULE B

PERSONAL PROPERTY

EXHIBIT G

ABATEMENT CREDIT

The following represents in place abatement as of 11/21/12 with Buyer to be credited for amounts applicable from and after the Closing Date.

G-1

Note: The dollar amounts in the table above assume a 12/1/12 close (and have not been adjusted to reflect a 12/21/12 Closing Date. Accordingly, the amounts above will need to be adjusted based on the actual Closing Date.

G-2

EXHIBIT H

FORM OF GENERAL ASSIGNMENT

ASSIGNMENT

THIS ASSIGNMENT (this “Assignment”) is made as of [insert closing date]                      , 2012, by and between SP III 909 LAKE CAROLYN PARKWAY, L.P., a Delaware limited partnership (“Assignor”), and                     , a                                           (“Assignee”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Assignor grants, sells, conveys, transfers and assigns unto Assignee all of Assignor’s right, title and interest in, to and under the following items, to the extent assignable and to the extent relating to that certain real property located in Dallas County, Texas, and more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Real Property”):

(a)        the contracts or agreements described in Exhibit B attached hereto and incorporated herein by this reference; and

(b)        the Intangible Property (as defined in that certain Purchase and Sale Agreement dated as of                      , 2012, between Assignor and                     ).

Assignor shall indemnify, protect, defend and hold Assignee harmless from and against any and all claims, demands, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) arising in connection with any defaults by Assignor under the contracts and agreements described in paragraph (a) above to the extent they first accrue and are applicable to a period before the date of this Assignment. Assignee accepts the foregoing assignment and assumes any executory obligations of Assignor under the contracts and agreements described in paragraph (a) above to the extent any of such obligations first accrue and are applicable to periods on or after the date hereof. Assignee shall indemnify, protect, defend and hold Assignor harmless from and against any and all claims, demands, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and costs) arising under the contracts and agreements described in paragraph (a) above to the extent any of such obligations first accrue and are applicable to periods on or after the date hereof.

This Assignment shall be governed by and construed in accordance with the laws of the State of Texas.

This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon, provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Assignment attached thereto.

IN WITNESS WHEREOF, Assignor and Assignee have caused their duly authorized representatives to execute this Assignment as of the date first above written.

ASSIGNOR:

SP III 909 LAKE CAROLYN PARKWAY, L.P.,
a Delaware limited partnership

By:	SP III 909 Lake Carolyn Parkway G.P., LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

By:
Name:
Title:

ASSIGNEE:

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

EXHIBIT B

SCHEDULE OF CONTRACTS

EXHIBIT I

FORM OF ASSIGNMENT OF LEASES

ASSIGNMENT OF LESSOR’S INTEREST IN LEASES

THIS ASSIGNMENT OF LESSOR’S INTEREST IN LEASES (this “Assignment”) is made on [insert closing date]                      , 2012, by SP III 909 LAKE CAROLYN PARKWAY, L.P., a Delaware limited partnership (“Assignor”), in favor of                      ,                      (“Assignee”).

For a valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby grants, conveys, transfers and assigns to Assignee all of Assignor’s right, title and interest in, to and under the leases (and all amendments and modifications thereto) relating to that certain real property located in the County of Dallas, State of Texas, and more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Real Property”), which leases are identified in Exhibit B attached hereto and incorporated herein by this reference (as amended and modified, the “Leases”), together with (i) any and all rights, title, estates and interests of Assignor in and to such security deposits and prepaid rents, if any, as have been paid to Assignor pursuant to such Leases and not previously applied pursuant to the Leases, and (ii) any and all rights, title, estates and interests of Assignor in and to any subleases, if any, relating to the Real Property.

Assignor shall indemnify, protect, defend and hold Assignee harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys’ fees and costs) arising out of or resulting from any default by Assignor under the terms of the Leases to the extent they first accrue and are applicable to a period before the date of this Assignment.

Assignee accepts the foregoing assignment and assumes and shall pay, perform and discharge, as and when due, all of the agreements and obligations of Assignor under the Leases to the extent any of such obligations first accrue and are applicable to periods on or after the date of this Assignment.

Assignee agrees to be bound by all of the terms and conditions of the Leases to the extent first accruing and applicable to the period commencing from and continuing after the date of this Assignment.

Assignee shall indemnify, protect, defend and hold Assignor harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys’ fees and costs) arising out of or resulting from any breach or default by Assignee under the terms of the Leases with respect to obligations first accruing and applicable to the period on or after the date of this Assignment.

This Assignment shall be governed by and construed in accordance with the laws of the State of Texas.

This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature and acknowledgment pages of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) and acknowledgment(s) thereon, provided such signature and acknowledgment pages are attached to any other counterpart identical thereto except having additional signature and acknowledgment pages executed and acknowledged by other parties to this Assignment attached thereto.

[Signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have caused their duly authorized representatives to execute this Assignment as of the date first above written.

ASSIGNOR:

SP III 909 LAKE CAROLYN PARKWAY, L.P.,
a Delaware limited partnership

By:	SP III 909 Lake Carolyn Parkway G.P., LLC, a Delaware limited liability company, its general partner

By:
Name:
Title:

By:
Name:
Title:

ASSIGNEE:

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

EXHIBIT B

SCHEDULE OF LEASES

EXHIBIT J

SERVICE CONTRACTS

Vendor	Service
Admiral Linen Service	Fitness Center Towel Service
American Commercial Security Services	Security - Contract
Atlantis Services	General Plumbing
C&D Services	Garage Sweeping
Central Parking	Parking Garage
City Wide Building Services	Window Washing
Coca Cola	Vending Machine
Community Waste Disposal	Trash Removal - Recycling
Concierge Connection, Inc.	Concierge Services
Entech Sales & Service	HVAC Maintenance
Fujitec America, Inc.	Elevator Maintenance
Gexa Energy	Electricity Service
Landscape & Floral	Landscaping - Interior
Las Colinas Association	Monitor Elevator & Fire Alarms
Metheny Commercial Lawn	Landscaping-Exterior
Mid America Metals	Metal Maintenance
Mitec	Fire Protection Service
Novacopy	Copier Lease
UBM	Janitorial - Cleaning / Porters
Strategic Property Tax Advisors	Tax Appeal and Litigation
Summit Riser Systems	Riser Management
Terminex Commercial	Pest Control
Time Warner Cable	Phone / Internet / Cable (Bundled)
Captivate

J-1

EXHIBIT K

NOTICE TO TENANTS

[NAME OF TENANT]

c/o The Tower on Lake Carolyn

Irving, Texas

RE:	Notice of Lease Assignment

                     , 201

Dear Sir / Madam:

This letter is to notify you that, effective as of the date hereof, the property commonly known as The Tower on Lake Carolyn in Irving, Texas (the “Property”) was sold and transferred to                                               (the “Buyer”).

In connection with this sale, all of the interest of lessor under your lease of space in the Property has been transferred to the Buyer. You are hereby notified that, from and after the date hereof and until further notice, all future payments under your lease should be made payable to                              and directed to the address set forth on Exhibit A attached hereto.

In addition, all questions or other matters regarding your lease should be directed to                     , General Manager and all notices under your lease should be delivered to

Attention:

With a copy to:

Attention:

Buyer acknowledges that it has received and is responsible for your security deposit in the amount of $                        , which security deposit has been transferred to Buyer [if applicable: less any amounts applied by landlord as follows:                             ]. All future inquiries regarding security deposits are to be directed to                             .

Thank you for your cooperation.

[Signature of Seller or property manager]

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EXHIBIT A

Delivery of Lease Payments

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EXHIBIT L

SCHEDULE OF PERSONAL PROPERTY

PERSONAL PROPERTY INVENTORY

909 Lake Carolyn Parkway as of 11/16/12

Management Interior Offices

1 L-Shaped Desk (Wooden)

2 U-Shaped Desks (Wooden)

1 Large 4 Drawer Credenza (Wooden)

2 White Dry Erase Boards

3 Sets of Upper Cabinets

3 Sets of Tack Boards

Chairs – Management Office

3 Black Mesh Executive Desk Chairs

5 Black Leather Desk Chairs

Printers/Computers/Calculators

1 Xerox XRX-230 Portable Calculator

1 Compac Presario Monitor and Personal Computer

1 HL 2220 Brother Printer

1 Konica Minolta Copier Bizhub C364

Conference Room Equipment

Sharp XR-20X Multimedia Projector (Notevision)

2 Polycom Phones

Copy room

2 - 2 Drawer (Ivory)

2 - 4 Drawer (Black)

2 - 2 Drawer (Black)

Massage Room

1 Small Office Desk with Upper Cabinets

1 Black Mesh Chair

1 Black and Chrome Leather chair

Management Office Kitchen

1 Stainless Steel Refrigerator

1 Black Microwave

Miscellaneous Dishes and Silverware

Miscellaneous Office Supplies

Panasonic Phone System KX TDA 100

Panasonic Voicemail System TVS125

Conference Center Kitchen

1 Stainless Steel Refrigerator

1 Stainless Steel Dishwasher

1 Ice Maker

1 Round Break Room Table

4 Wooden Chairs

Large Conference Room – Conference Center

10 Black Leather Hi-Back Chairs

1 Conference Table

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1 Credenza

1 White Dry Erase Board

1 Panasonic KX-T7633 Phone

Small Conference Room – Conference Center

6 Black Leather Hi-Back Chairs

1 Conference Table

Training Room

40 Silver Chairs

15 Training Room Tables

1 White Dry Erase Boards

1 Projector Drop down Screen

3 Black and Chrome Leather Chairs

1 Narrow Folding Table

10 Wood and Metal Chairs

Conference Center Lobby

2 Black Leather Benches

2 Black Leather Chairs

1 Wooden Desk

1 Black and Chrome Leather Chair

1 Chrome and Glass Side Table

1 Wood Credenza

Deli

32 Charcoal/Silver Chairs

8 Tan/Silver Tables

5 Silver Patio Tables

19 Silver Patio Chairs

Cell Phones

6 Sprint 810G Cell Phones

Security Equipment / Inventory

Black metal locking storage locker

Blue flat bed truck with CBRE markings

Heart Sine Samaritan PAD Defibrillator

1 Padded Seat Mesh Back Swivel Chair

Security Computer: COMPAQ Fresario PC – Model MXX10502XL

Acer Monitor	– Model G215H

Fireworks\System: Unknown make & model pc

                                   Acer Monitor – Model AL1912

I/NET System: HP PC – Model XZ777UT#ABA

                           ViewSonic Monitor – Model VA 703B-3

Security Cameras: Two (2) NetVu DVR’s – Model Digital Sprite 2

                                  Two (2) CBC America Corp. Monitors – Model ZM-L19A

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EXHIBIT M

3-14 AUDIT DOCUMENTS

[SUBJECT TO THE REVIEW OF SELLER]

DOCUMENTS REQUIRED FOR 3-14 AUDIT (Please provide highlighted items as soon as possible)

General

—

Property operating statements for the most recent full calendar year and for the current year to date with break out in quarterly intervals, eg.: For a property purchased on 4/15/12; we would need operating statements for the Quarters ended 3/31/11, 6/30/11, 9/30/11, 12/31/11, 3/31/12 and YTD 12/31/11 and YTD 12/31/12. Post closing we will need the income statement from the last full quarter provided to the closing date. Provided by Accounting

—	Trial balances at the end of the most recent full calendar year and as of the current date. Provided by Accounting

—	General ledger for the most recent full calendar year and for the current year to date (should include activity for entire year and all general ledger accounts). Provided by accounting

—

Bank statements and Bank Reconciliations – need as of prior year end month (eg 12/31/11 for 2012 acquisition); 2 months following prior year end month (eg 01/31/12 and 02/29/12); and most recent quarter end month. Provided by accounting

Revenues

Access to the following for all revenues for the most recent full calendar year and for the current year to date:

—

Lease agreements including any leases which have expired or were terminated in 2011 (latest full calendar year) and 2012 (current year). We may also request lease agreements going back for the last 5 years Julie sent these to Kennedy

—	Rent rolls at year end for the last five years (2007, 2008, 2009, 2010, 2011) Julie sent to Kenned

—	Access to billing invoices and tenant cash receipts Will provide copies of December rent bills

—	Straight line rent support for the last full calendar year and for the current year to date (if applicable) Per Sanam – this is not applicable

—	Tenant ledger for the last full calendar year and for the current year to date This was provided by accounting

Access to the following for certain revenues, if applicable, for the most recent full calendar year and for the current year to date:

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—	Schedule of parking revenues and related support (agreements, copy of receipts, etc.). Julie sent October parking report to Kenned

Expenses

Access to the following for all expenses for the most recent full calendar year and for the current year to date:

—	Invoices

—	Check copies Due to automated accounts payable system, we don’t have copies of invoices

Check register for current year to date. This has been sent by accounting

Access to the following for all certain expenses, if applicable, for the most recent full calendar year and for the current year to date:

—	Property tax bills These should be on portal

—	Insurance statements I sent a current certificate of insurance to Kenned

—	Management fee agreement will provide

—	Management fee calculation Sent by accounting

—	Agreements with Contractors All service contracts have been sent to War Room

—	Utility Bills Will provide

Note: Support should cover entire year and current year. Eg. If insurance policy is from July to June and we are in July 2012; we would need July 2010 to June 2011; July 2011 to June 2012; and July 2012 to June 2013 (if available)

Reimbursable Expenses

Access to the following for the most recent full calendar year and for the current year to date:

—	CAM calculation to support monthly billings. This was sent to Eastdil

—	Year-end CAM reconciliation. 2011 should be in war room

Post-closing

—	Final income statement for the current year from January 1, through the date of sale.

—	Final trial balance as of the date of sale.

—	Final general ledger for the current year from January 1, through the date of sale.

Please note that additional documentation may be required based on the findings of the 3-14 audit.

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EXHIBIT N

PRE-CLOSING LEASING COSTS

Unfunded tenant improvements and leasing commissions as of November 21, 2012. *

Remaining TI Allowance Applications

Tenant	Suite	Square Footage	Amount Remaining
Usability Sciences	1600	19,295	$176,331.21
Matheson Tri-Gas Expansion	1470	4,738	$45,478.98
Amtel	1400	4,561	$114,025.00
Standard Pacific	1700	12,034	$64,141.22
Realty Capital	150	4,262	$119,336.00
NFI Road Rail	950	5,943	$114,284.40
One Vision / Direct Packet	1800	12,478	$124,780.00
DW Energy Expansion	1915	1,531	Turnkey
THEO Group Expansion	1910	1,611	$32,220.00
			$790,596.81

LEASING COMMISSIONS

Project Name	Type of Project	Estimated Completion Date	Amount Currently Unfunded
DW Energy Ste 1915	Leasing Commissions	TBD	$4,788.20
Direct Packet / One Vision Ste 1800	Leasing Commissions	TBD	$85,138.95
THEO Group Ste 1910	Leasing Commissions	TBD	$9,810.99
Fairchild Semiconductor	Leasing Commissions	Done	$23,801.58
Direct Energy	Leasing Commissions	Done	$2,127.69
TOTAL			$125,667.41

*Amounts to be adjusted for any payments prior to the Closing Date.

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EXHIBIT O

PRE-CLOSING CAPITAL COSTS

Unfunded capital costs as of November 30, 2012.*

Project Name	Type Of Project	Estimated Completion Date	Amount Currently Unfunded
Corridor/RR Upgrades Floor 18	Building Improvements	TBD	$33,000.00
Corridor Upgrades Floor 9	Building Improvements	TBD	$33,000.00
Elevator Modernization	Building Improvements	11/1/2013	$482,097.45
Parking Equipment Upgrade	Building Improvements	11/7/2012	$60,000

*Amounts to be adjusted for any payments prior to the Closing Date.

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EXHIBIT P

FORM OF CONTRACTOR’S CERTIFICATE

CONTRACTOR’S CERTIFICATE

The undersigned,                      (the “Contractor”), is a party to that certain Construction Contract dated                      (the “Construction Contract”), by and between Contractor and                      a                      (the “Seller”), in connection with that certain real property commonly known as                     ,                      County,                      (the “Property”). Seller has advised Contractor that Seller intends to sell the Property to                     , a                      (the “Purchaser”), on a closing date of                      (the “Closing Date”) and, in connection with such purchase by Purchaser of the Property, Seller intends to transfer and assign the Construction Contract to Purchaser and all of Seller’s rights and obligations thereunder. In connection with Seller’s transfer of the Property to Purchaser and Seller’s assignment of the Construction Contract to Purchaser, Contractor certifies and represents the following:

1.        The Contractor consents to the assignment of the Construction Contract (and all warranties arising out of the Construction Contract) to Purchaser based on Contractor’s understanding that, upon the assignment by Seller to Purchaser of Seller’s interest under the Construction Contract, Purchaser shall have the right to enforce all of the terms and conditions of the Construction Contract and all warranties thereunder and shall have all responsibilities and liabilities of the “Owner” under the Construction Contract, including payment of all amounts due and owing to Contractor for work performed pursuant thereto.

2.        As of                             , Contractor has been paid all amounts due or outstanding under the Construction Contract except for the sum of $                    .

3.        Attached hereto at Exhibit “A” is a true, correct and complete copy of the Construction Contract, and the same has not been amended or modified. There are no Change Orders to the Construction Contract except as attached in Exhibit “A” attached hereto.

Executed as of                     , 20    .

[SIGNATURES FOLLOW ON NEXT PAGE]

CONTRACTOR:

,
a

By:
Name:
Its:

JOINDER

The undersigned acknowledges receipt of a copy of the Contractor’s Certificate to which this Joinder is attached, and, except as set forth below, acknowledges and agrees that, from and after the date hereof (the “Effective Date”), the undersigned shall have no further rights under the Construction Contract; provided, however, the undersigned reserves and retains (i) all of its rights under the Construction Contract with respect to any event or matter which occurred or accrued prior to the Effective Date, and (ii) all rights it may have under the Construction Contract for matters which occur or accrue on or after the Effective Date only to the extent necessary to defend itself from any claim with respect thereto. The undersigned recognizes that, as of the Effective Date, the undersigned shall not have the right to amend the Construction Contract or waive Purchaser’s rights under the Construction Contract.

Executed as of                     , 20    .

Exhibit “A”

Construction Contract and Change Orders

(Attached)

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